                                                                    EXHIBIT 99.1

                    FINANCIAL STATEMENTS OF BUSINESS ACQUIRED





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Valero Energy Corporation:

We have audited the accompanying consolidated balance sheets of Ultramar Diamond Shamrock Corporation (a Delaware corporation) and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ultramar Diamond Shamrock Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


                                                         /s/ ARTHUR ANDERSEN LLP

San Antonio, Texas
March 5, 2002

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                  --------------------------------
                                                                                       2001               2000
                                                                                  --------------    --------------
                                                                                  (in millions, except share data)
                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents (including $76.6 million of cash held in trust
      as of December 31, 2001) .................................................   $        338.8    $        197.1
   Accounts and notes receivable, net ..........................................            324.2             700.5
   Inventories .................................................................            892.3             808.8
   Prepaid expenses and other current assets ...................................             61.7              29.3
   Income taxes receivable .....................................................            137.0                --
   Current deferred income tax assets ..........................................             60.7             117.6
   Asset held for sale .........................................................            106.8                --
                                                                                   --------------    --------------
      TOTAL CURRENT ASSETS .....................................................          1,921.5           1,853.3
                                                                                   --------------    --------------

Property, plant and equipment ..................................................          5,458.0           5,136.0
Less accumulated depreciation and amortization .................................         (1,707.9)         (1,501.7)
                                                                                   --------------    --------------
    Property, plant and equipment, net .........................................          3,750.1           3,634.3
Other assets, net ..............................................................            650.8             500.8
                                                                                   --------------    --------------
    TOTAL ASSETS ...............................................................   $      6,322.4    $      5,988.4
                                                                                   ==============    ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Advance from Valero Energy Corporation ......................................   $        703.0    $           --
   Current portion of long-term debt ...........................................            305.6               1.7
   Accounts payable ............................................................            789.8             988.2
   Accrued expenses and other current liabilities ..............................            285.1             203.9
   Taxes other than income taxes ...............................................            230.8             289.8
   Income taxes payable ........................................................               --              59.3
                                                                                   --------------    --------------
      TOTAL CURRENT LIABILITIES ................................................          2,314.3           1,542.9

Long-term debt, less current portion ...........................................            966.9           1,659.8
Other long-term liabilities ....................................................            362.5             366.3
Deferred income tax liabilities ................................................            613.4             394.1
Commitments and contingencies

Minority interest in consolidated partnership ..................................            115.6                --
Company-obligated preferred stock of subsidiary trust ..........................            200.0             200.0

STOCKHOLDERS' EQUITY:
   Common Stock, par value $0.01 per share:
     250,000,000 shares authorized; 74,736,000 and 86,987,000 shares
     issued and outstanding as of December 31, 2001 and 2000 ...................              0.7               0.9
   Additional paid-in capital ..................................................            940.0           1,516.9
   Treasury stock, at cost; 1,099,026 shares and 51,795 shares
     as of December 31, 2001 and 2000 ..........................................            (44.6)             (1.2)
   Grantor trust stock ownership program, at cost;  no shares and
     3,583,000 shares as of December 31, 2001 and 2000 .........................               --             (95.8)
   Retained earnings ...........................................................            997.0             509.0
   Accumulated other comprehensive loss ........................................           (143.4)           (104.5)
                                                                                   --------------    --------------
     TOTAL STOCKHOLDERS' EQUITY ................................................          1,749.7           1,825.3
                                                                                   --------------    --------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ................................   $      6,322.4    $      5,988.4
                                                                                   ==============    ==============


          See accompanying notes to consolidated financial statements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                             YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                        2001           2000           1999
                                                     -----------    -----------    -----------
                                                       (in millions, except per share data)
SALES AND OTHER REVENUES ........................... $  16,860.0    $  17,061.1    $  13,939.3
                                                     -----------    -----------    -----------

COSTS AND EXPENSES:
   Cost of products sold ...........................    11,037.5       11,806.8        8,975.3
   Operating expenses ..............................     1,263.7        1,092.8          994.5
   Selling, general and administrative expenses ....       368.9          326.4          300.9
   Taxes other than income taxes ...................     2,936.4        2,768.7        2,990.5
   Depreciation and amortization ...................       277.8          253.1          240.8
   Restructuring and other expenses, net ...........        (4.6)           1.2            8.2
                                                     -----------    -----------    -----------
      TOTAL COSTS AND EXPENSES .....................    15,879.7       16,249.0       13,510.2
                                                     -----------    -----------    -----------

OPERATING INCOME ...................................       980.3          812.1          429.1
  Interest income ..................................         8.3           21.0           12.4
  Interest expense, net ............................      (119.2)        (134.1)        (141.5)
  Equity income from joint ventures ................         5.8           18.4           14.6
  Minority interest in net income of
    consolidated partnership .......................        (9.4)            --             --
                                                     -----------    -----------    -----------
INCOME BEFORE INCOME TAXES AND DIVIDENDS OF
  SUBSIDIARY TRUST .................................       865.8          717.4          314.6
  Provision for income taxes .......................      (320.5)        (262.8)        (131.1)
  Dividends on preferred stock of subsidiary
    trust ..........................................       (10.3)         (10.3)         (10.3)
                                                     -----------    -----------    -----------
NET INCOME ......................................... $     535.0    $     444.3    $     173.2
                                                     ===========    ===========    ===========

BASIC NET INCOME PER SHARE ......................... $      7.22    $      5.12    $      2.00
                                                     ===========    ===========    ===========

DILUTED NET INCOME PER SHARE ....................... $      7.08    $      5.11    $      2.00
                                                     ===========    ===========    ===========

WEIGHTED AVERAGE NUMBER OF SHARES:
   Basic ...........................................      74.052         86.773         86.615
   Diluted .........................................      75.537         87.002         86.742

          See accompanying notes to consolidated financial statements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                  (in millions)

                                                                            Grantor
                                                                             Trust                   Accumulated
                                                 Additional                  Stock                      Other           Total
                                      Common      Paid-in      Treasury    Ownership     Retained    Comprehensive   Stockholders'
                                      Stock       Capital       Stock       Program      Earnings       Loss           Equity
                                     --------   ------------   --------   ------------   --------    ------------   ---------------
BALANCE AS OF JANUARY 1, 1999 .....  $    0.9   $    1,512.7   $ (100.1)  $         --   $   82.5    $     (112.0)  $       1,384.0

 Net income .......................        --             --         --             --      173.2              --             173.2
 Issuance of Common Stock .........        --            3.6       (0.6)            --         --              --               3.0
 Shares transferred to Grantor
   Trust Stock Ownership
   Program ........................        --             --      100.0         (100.0)        --              --                --
 Cash dividends ...................        --             --         --             --      (95.3)             --             (95.3)
 Other, net .......................        --             --         --             --         --            28.4              28.4
                                     --------   ------------   --------   ------------   --------    ------------   ---------------

BALANCE AS OF DECEMBER 31, 1999 ...       0.9        1,516.3       (0.7)        (100.0)     160.4           (83.6)          1,493.3

  Net income ......................        --             --         --             --      444.3              --             444.3
  Issuance of restricted stock,
    net of forfeitures ............        --            0.6       (0.5)           4.2         --              --               4.3
  Cash dividends ..................        --             --         --             --      (95.7)             --             (95.7)
  Other, net ......................        --             --         --             --         --           (20.9)            (20.9)
                                     --------   ------------   --------   ------------   --------    ------------   ---------------

BALANCE AS OF DECEMBER 31, 2000 ...       0.9        1,516.9       (1.2)         (95.8)     509.0          (104.5)          1,825.3

 Net income .......................        --             --         --             --      535.0              --             535.0
 Issuance of restricted stock,
   net of forfeitures .............        --           (0.1)       0.6            5.9         --              --               6.4
 Exercise of stock options ........        --           22.8       38.9           89.9         --              --             151.6
 Shares purchased under Common
  Stock buyback program ...........        --             --     (682.7)            --         --              --            (682.7)
 Retirement of Common Stock held
  in treasury .....................      (0.2)        (599.6)     599.8             --         --              --                --
 Cash dividends ...................        --             --         --             --      (47.0)             --             (47.0)
 Other, net .......................        --             --         --             --         --           (38.9)            (38.9)
                                     --------   ------------   --------   ------------   --------    ------------   ---------------

BALANCE AS OF DECEMBER 31, 2001 ...  $    0.7   $      940.0   $  (44.6)  $         --   $  997.0    $     (143.4)  $       1,749.7
                                     ========   ============   ========   ============   ========    ============   ===============


          See accompanying notes to consolidated financial statements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                     2001        2000        1999
                                                                                   --------    --------    --------
                                                                                             (in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................................   $  535.0    $  444.3    $  173.2
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization ...............................................      277.8       253.1       240.8
   Loss on derivative instruments ..............................................        3.1          --          --
   Provision for losses on receivables .........................................       16.6        21.4         9.2
   Gain on sale of property, plant and equipment ...............................       (0.7)       (1.4)     (116.0)
   Write-down of property, plant and equipment and goodwill ....................        1.2         5.2       131.4
   Equity income from joint ventures ...........................................       (5.8)      (18.4)      (14.6)
   Minority interest in net income of consolidated partnership .................        9.4          --          --
   Deferred income tax provision ...............................................      252.8        97.3        72.4
   Other, net ..................................................................       12.0         4.6         3.6
   Changes in operating assets and liabilities, net of acquisitions:
     Decrease (increase) in accounts and notes receivable ......................      363.2      (104.1)      (79.2)
     Decrease (increase) in inventories ........................................      (68.7)     (109.9)       87.4
     Decrease (increase) in prepaid expenses and other current assets ..........       (3.7)       (8.3)       13.1
     Increase (decrease) in accounts payable, accrued expenses and other
      current liabilities ......................................................     (379.0)      306.5        56.0
   Decrease in other assets ....................................................        2.5        26.6        18.2
   Increase (decrease) in other long-term liabilities ..........................        4.9       (20.1)      (58.8)
                                                                                   --------    --------    --------
       NET CASH PROVIDED BY OPERATING ACTIVITIES ...............................    1,020.6       896.8       536.7
                                                                                   --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures .........................................................     (426.2)     (191.7)     (167.6)
  Acquisitions, net of cash acquired ...........................................       (6.8)      (21.0)      (17.3)
  Acquisition of Golden Eagle Refinery .........................................     (148.2)     (807.7)         --
  Deferred refinery maintenance turnaround costs ...............................     (109.9)      (18.7)      (33.9)
  Proceeds from sales of property, plant and equipment .........................       31.7        27.8       289.4
                                                                                   --------    --------    --------
    NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES ........................     (659.4)   (1,011.3)       70.6
                                                                                   --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Advance from Valero Energy Corporation .......................................      703.0          --          --
  Proceeds from bridge loan facility ...........................................      554.9          --          --
  Net change in commercial paper and working capital borrowings ................     (320.6)      354.9      (371.4)
  Repayment of long-term debt ..................................................     (640.8)      (41.5)     (231.4)
  Proceeds from the exercise of stock options ..................................      111.4         3.0         3.5
  Shares purchased under Common Stock buyback program ..........................     (682.7)         --          --
  Payment of cash dividends ....................................................      (47.0)      (95.7)      (95.3)
  Proceeds from sale of minority interest in consolidated partnership ..........      111.9          --          --
  Payment of cash distributions to minority interest
    in consolidated partnership ................................................       (5.7)         --          --
                                                                                   --------    --------    --------
    NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES ........................     (215.6)      220.7      (694.6)
                                                                                   --------    --------    --------

Effect of exchange rate changes on cash ........................................       (3.9)       (1.9)        4.0
                                                                                   --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...........................      141.7       104.3       (83.3)
CASH AND CASH EQUIVALENTS AS OF BEGINNING OF YEAR ..............................      197.1        92.8       176.1
                                                                                   --------    --------    --------

CASH AND CASH EQUIVALENTS AS OF END OF YEAR ....................................   $  338.8    $  197.1    $   92.8
                                                                                   ========    ========    ========

          See accompanying notes to consolidated financial statements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                     YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                    2001       2000       1999
                                                                                   -------    -------    -------
                                                                                          (in millions)
  NET INCOME ...................................................................   $ 535.0    $ 444.3    $ 173.2
                                                                                   -------    -------    -------
  Other comprehensive income (loss):
    Foreign currency translation adjustment ....................................     (36.8)     (20.4)      29.7
                                                                                   -------    -------    -------
    Minimum pension liability adjustment,
        net of income tax benefit ..............................................      (2.9)      (0.5)      (1.3)
                                                                                   -------    -------    -------
    Derivative instruments adjustments, net of income tax expense (benefit):
       Cumulative effect of accounting change,
         net of income tax expense of $8.5 million .............................      13.3         --         --
       Change in fair value of derivative instruments,
         net of income tax benefit of $4.1 million .............................      (6.3)        --         --
       Reclassification adjustment for gains included in net income,
        net of income tax benefit of $4.0 million ..............................      (6.2)        --         --
                                                                                   -------    -------    -------
         Derivative instruments adjustment, net ................................       0.8         --         --
                                                                                   -------    -------    -------

  COMPREHENSIVE INCOME .........................................................   $ 496.1    $ 423.4    $ 201.6
                                                                                   =======    =======    =======


          See accompanying notes to consolidated financial statements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999

NOTE 1: BUSINESS DESCRIPTION AND ACQUISITION OF UDS BY VALERO ENERGY CORPORATION

UDS' BUSINESS

Ultramar Diamond Shamrock Corporation (UDS) was an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS owned and operated seven refineries located in Texas (2), California (2), Oklahoma, Colorado and Quebec, Canada, and marketed its products through approximately 4,500 company-operated and dealer-operated convenience stores and 86 unattended cardlock stations. In the northeast region of the United States and in eastern Canada, UDS sold, on a retail basis, home heating oil to approximately 250,000 households.

UDS' operations were affected by:

o company-specific factors, primarily refinery utilization rates and refinery maintenance turnarounds;

o seasonal factors, such as the demand for refined products during the summer driving season and heating oil during the winter season; and

o industry factors, such as movements in and the level of crude oil prices, the demand for and prices of refined products, industry supply capacity, refinery maintenance turnarounds and availability of refined product pipeline capacity.

ACQUISITION OF UDS BY VALERO ENERGY CORPORATION

On May 7, 2001, UDS announced that it had entered into an Agreement and Plan of Merger (the acquisition agreement) with Valero Energy Corporation (Valero) whereby UDS agreed to be acquired by Valero for total consideration of approximately $4.3 billion. In September 2001, the board of directors and shareholders of both UDS and Valero approved the acquisition and, on December 31, 2001, Valero completed its acquisition of UDS. Under the acquisition agreement, UDS shareholders received, for each share of UDS common stock they held, at their election, cash, Valero common stock or a combination of cash and Valero common stock, having a value equal to the sum of $27.50 plus 0.614 shares of Valero common stock (based on the average Valero common stock price over a ten trading-day period ending three days prior to closing).

The average closing price of Valero common stock for the ten trading-day period specified in the acquisition agreement was $35.78 per share. Based on the exchange election results, UDS' shareholders electing Valero shares received, for each share of UDS common stock, 0.9265 shares of Valero common stock and $16.32 in cash. Shareholders electing cash and non-electing UDS shareholders received $49.47 in cash for each share of UDS common stock. The acquisition was accounted for by Valero using the purchase method.

As a condition of the acquisition, on December 19, 2001, the U.S. Federal Trade Commission (FTC) approved a consent decree requiring divestiture of certain UDS assets. Pursuant to the consent decree, the assets to be divested were required to be put into a trust, with the future operations of those assets managed by an independent trustee approved by the FTC. The assets and their related operations are referred to as the Golden Eagle Refining and Marketing Assets Business and include:

o the 168,000 barrel-per-day Golden Eagle Refinery located in the San Francisco Bay area and all tangible assets used in the operation of the refinery including docks, tanks and pipelines;

o the wholesale marketing business generally associated with the Golden Eagle Refinery production, which includes primarily sales to unbranded customers located in the northern half of California, Fresno and north, and Reno, Nevada; and

o 70 Beacon- and Ultramar-branded convenience stores located in Northern California, including land, buildings, pump equipment, underground storage tanks and various store equipment.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Prior to the acquisition, Valero owned and operated six refineries, including three in Texas and one each in Louisiana, New Jersey and California with a combined throughput capacity of more than one million barrels per day. Valero markets its gasoline, diesel and other refined products in 34 states through a bulk and rack marketing network and, in California, through approximately 350 retail locations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: These consolidated financial statements include the accounts of UDS and its wholly-owned subsidiaries and majority-owned partnership in which a controlling interest is held. Investments in 50% or less owned companies and joint ventures are accounted for using the equity method of accounting. All intercompany balances and transactions are eliminated in consolidation. These consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and reflect UDS' historical cost basis and do not include any purchase price adjustments that resulted from the acquisition of UDS by Valero.

USE OF ESTIMATES: The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates, including those related to restructurings, litigation, environmental liabilities, and employee benefit obligations, based on currently available information. Changes in facts and circumstances may result in revised estimates.

CASH AND CASH EQUIVALENTS: All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. Cash and cash equivalents include $76.6 million of cash held in trust related to change-in-control payments to be made to UDS officers and key employees in connection with the acquisition by Valero, and cash restricted for use for environmental remediation costs.

INVENTORIES: Crude oil, other feedstock and refined product inventories are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Materials, supplies and convenience store merchandise are valued at average cost, not in excess of market value.

PROPERTY, PLANT AND EQUIPMENT: Additions to property, plant and equipment, including capitalized interest, are recorded at cost. Depreciation is provided principally using the straight-line method over the estimated useful lives of the related assets. Assets recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.

GOODWILL: The excess of purchase price over the fair value of net assets of businesses acquired (goodwill) was being amortized using the straight-line method primarily over 15 to 20 years. Effective January 1, 2002, amortization of goodwill will cease and the unamortized balance will be tested annually for impairment. See the discussion of the Financial Accounting Standards Board's
(FASB) Statement No. 142 below regarding these required accounting changes.

IMPAIRMENT: Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The evaluation of recoverability is performed using undiscounted estimated net cash flows generated by the related assets. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows. Effective January 1, 2002, impairment accounting requirements will change. See the discussion of FASB Statement No. 144 below regarding the required accounting change.

REFINERY MAINTENANCE TURNAROUND COSTS: Refinery maintenance turnaround costs are deferred when incurred and amortized over the period of time estimated to lapse until the next turnaround occurs which is typically three to four

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
years. Deferred costs include, among other items, the cost to repair, restore, refurbish or replace refinery equipment such as vessels, tanks, reactors, piping, valves, electrical equipment and heat exchangers.

COMPUTER SOFTWARE COSTS: Purchased computer software costs, and the direct costs, both external and internal, associated with internally developed computer software are capitalized at cost. The internal costs are limited to capitalized interest and payroll costs of employees involved in the development. During 2001 and 2000, UDS capitalized $4.4 million and $14.7 million, respectively, of external and internal software costs, primarily related to the new stand-alone enterprise-wide information technology system implemented in February 2000 and upgraded in September 2001. Amortization is provided using the straight-line method over the estimated useful life of the related software, generally three to seven years.

ENVIRONMENTAL REMEDIATION COSTS: Environmental remediation costs are expensed and the related accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. Accrued liabilities are not discounted to present value and are not reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration, including direct internal costs, and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

REVENUE RECOGNITION: Sales and other revenues are recognized when the related goods are shipped and all significant obligations have been satisfied.

SHIPPING AND HANDLING FEES AND COSTS: The FASB's Emerging Issues Task Force issued EITF Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" which addresses the income statement classification of amounts billed to a customer for shipping and handling and the related costs incurred for shipping and handling. The Task Force concluded that all amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenues earned for the goods provided and should be classified as revenue. The Task Force also concluded that the classification of shipping and handling costs is an accounting policy that should be disclosed. Registrants were required to apply the consensus guidance in the financial statements for the fourth quarter of their fiscal year beginning after December 15, 1999. Upon application of the consensus, comparative financial statements for prior periods were reclassified to comply with the classification guidelines of this Issue. During the fourth quarter of 2000, $30.5 million of freight costs was reclassified which had been netted against sales and other revenues during 2000 to cost of products sold. No other reclassifications to prior years' statements were necessary.

Shipping and handling fees and costs are classified in cost of products sold. Such fees and costs relate to the transportation (via ship, train, truck or pipeline) of crude oil and other feedstocks to the refineries and refined products from the refineries to wholesale markets and company-operated and dealer-operated convenience stores.

EXCISE TAXES: Federal excise and state motor fuel taxes collected on the sale of products and remitted to governmental agencies are included in sales and other revenues and in taxes other than income taxes. For the years ended December 31, 2001, 2000 and 1999, excise taxes were $2,820.9 million, $2,664.5 million and $2,895.9 million, respectively.

INCOME TAXES: Income taxes are accounted for under the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

FOREIGN CURRENCY TRANSLATION: The functional currency of the Canadian operations is the Canadian dollar. The translation into U.S. dollars is performed for balance sheet accounts using exchange rates in effect as of the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the year. Adjustments resulting from this translation are reported in other comprehensive income.

STOCK-BASED COMPENSATION: Stock-based compensation is accounted for using the intrinsic value method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of UDS' common stock at the date of grant over the amount an employee must pay to acquire the stock.

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which clarified certain issues from APB Opinion No. 25, "Accounting for Stock Issued to Employees." Interpretation No. 44 clarified the definition of an employee for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 was effective July 1, 2000. UDS has reviewed the guidance of this interpretation and believes that its accounting policies and the disclosures in the consolidated financial statements are appropriate and adequately address the requirements of Interpretation No. 44.

INCOME PER SHARE: The computation of basic income per share is based on the weighted average number of common shares outstanding during the year. Diluted income per share is based on the weighted average number of common shares outstanding during the year and, to the extent dilutive, common stock equivalents consisting of stock options, stock awards subject to restrictions and stock appreciation rights.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: Effective January 1, 2001, UDS adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. This statement established accounting and reporting standards for derivative instruments and for hedging activities. It requires that all derivative instruments be recognized as either assets or liabilities in the balance sheet and be measured at their fair value. The statement requires that changes in the derivative instrument's fair value be recognized currently in income unless specific hedge accounting criteria are met.

The application of Statement No. 133, as amended, could increase volatility in net income and other comprehensive income based on the level of derivative instruments utilized and the extent of hedging activities, which are subject to change from time to time based on management's decision as to the appropriate strategies and overall risk exposure levels.

Interest rate swap agreements are used to manage the exposure to interest rate risk on fixed-rate debt obligations. Under Statement No. 133, as amended, these interest rate swap agreements are designated and documented as fair value hedges of the related fixed-rate debt obligations. The net gain or loss arising from marking to market the interest rate swap agreements, which have been designated and have qualified as fair value hedging instruments, and the related hedged debt are recorded in interest expense.

UDS operations utilize contracts that provide for the purchase of crude oil and other feedstocks and for the sale of refined products. Certain of these contracts meet the definition of a derivative instrument in accordance with Statement No. 133, as amended. Management believes these contracts qualify for the normal purchases and normal sales exception under Statement No. 133, as amended, because they will be delivered in quantities expected to be used or sold over a reasonable period of time in the normal course of business. Accordingly, these contracts are designated as normal purchases and normal sales contracts and are not required to be recorded as derivative instruments under Statement No. 133, as amended.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Commodity futures and options contracts are used to procure a large portion of UDS crude oil requirements and to hedge the exposure to crude oil, refined product, and natural gas price volatility. Under Statement No. 133, as amended, these commodity futures contracts are not designated as hedging instruments. Commodity price and spread swaps contracts are used to manage the exposure to price volatility related to forecasted purchases of crude oil, refined products and natural gas and sales of refined products. Under Statement No. 133, as amended, certain commodity swaps are designated and documented as cash flow hedges of forecasted purchases. Other commodity swaps are not designated as hedging instruments. The net gain or loss arising from marking to market the commodity futures and swaps contracts is recorded in cost of products sold.

Periodically, UDS enters into short-term foreign exchange and purchase contracts to manage the exposure to exchange rate fluctuations on the trade payables of the Canadian operations that are denominated in U.S. dollars. Under Statement No. 133, as amended, these contracts are not designated as hedging instruments.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES: In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." Statement No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of Statement No. 125 without reconsideration. Except as otherwise provided, Statement No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement shall be applied prospectively; earlier or retroactive application of this statement is not permitted. UDS has reviewed the requirements of Statement No. 140 and believes that the accounting policies and disclosures in the consolidated financial statements are appropriate and adequately address the requirements of Statement No. 140. There was no impact to UDS' financial position or results of operations as a result of implementation of this statement.

RECLASSIFICATIONS: Certain previously reported amounts have been reclassified to conform to the 2001 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

FASB STATEMENT NO. 141

In June 2001, the FASB issued Statement No. 141, "Business Combinations." Statement No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of Statement No. 141 are to be accounted for using the purchase method. The provisions of Statement No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Since UDS has not consummated a business combination subsequent to June 30, 2001, there was no impact to its financial position or results of operations as a result of implementation of this statement.

FASB STATEMENT NO. 142

In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of Statement No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The statement provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
useful lives, but such lives will not be limited to 40 years. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of Statement No. 142 are to be reported as resulting from a change in accounting principle. UDS has reviewed the requirements of Statement No. 142, and the impact of adoption effective January 1, 2002 will result in the cessation of goodwill amortization beginning January 1, 2002, which amortization approximates $15.0 million annually. In addition, UDS believes that future reported net income may be more volatile because impairment losses related to goodwill are likely to occur irregularly and in varying amounts.

FASB STATEMENT NO. 143

Also in June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for an obligation associated with the retirement of a tangible long-lived asset. An asset retirement obligation should be recognized in the financial statements in the period in which it meets the definition of a liability as defined in FASB Concepts Statement No. 6, "Elements of Financial Statements." The amount of the liability would initially be measured at fair value. Subsequent to initial measurement, an entity would recognize changes in the amount of the liability resulting from (a) the passage of time and (b) revisions to either the timing or amount of estimated cash flows. Statement No. 143 also establishes standards for accounting for the cost associated with an asset retirement obligation. It requires that, upon initial recognition of a liability for an asset retirement obligation, an entity capitalize that cost by recognizing an increase in the carrying amount of the related long-lived asset. The capitalized asset retirement cost would then be allocated to expense using a systematic and rational method. Statement No. 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged. UDS is currently evaluating the impact of adopting this new statement.

FASB STATEMENT NO. 144

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," but retains Statement No. 121's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. This statement also supersedes APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. Statement No. 144 does not apply to goodwill or other intangible assets, the accounting and reporting of which is addressed in newly issued Statement No. 142, "Goodwill and Other Intangible Assets." The provisions of Statement No. 144 are effective for financial statements for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. UDS is currently evaluating the impact of adopting this new statement.

NOTE 3: ACQUISITIONS

GOLDEN EAGLE REFINERY

On August 31, 2000, UDS acquired Tosco Corporation's 168,000 barrel-per-day Avon Refinery (renamed the Golden Eagle Refinery) located in the San Francisco bay area of California. The original purchase price of $806.8 million also included crude oil, feedstock and refined product inventories and the assumption of certain employee benefit liabilities. In addition, the terms of the purchase and sale agreement provided for additional consideration of up to $150.0 million over an eight-year period if average annual West Coast refinery margins exceeded historical averages. The purchase price was funded by a combination of proceeds from a $350.0 million bridge loan, $250.0 million from the sale of accounts receivable under the existing sales facility, and the remainder from commercial paper borrowings and cash on hand. In October 2000, the bridge loan was refinanced with commercial paper borrowings.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The acquisition was accounted for using the purchase method. The purchase price was allocated based on the estimated fair values of the individual assets and liabilities at the date of acquisition. During the subsequent year, it was determined that the estimated fair values of inventories, accrued liabilities and other long-term liabilities were understated and property, plant and equipment was overstated. In addition, West Coast refinery margins exceeded historical averages resulting in the full $150.0 million of contingent consideration becoming due to Tosco Corporation. In accordance with the purchase and sale agreement, the $150.0 million was paid to Tosco Corporation in November 2001.

The following table summarizes the revisions to the initial allocation of purchase price:

                                                             FINAL                           INITIAL
                                                           ALLOCATION     ALLOCATION       ALLOCATION
                                                            AUGUST 31,    DECEMBER 31,      AUGUST 31,
                                                              2001           2000              2000
                                                          ------------    ------------    ------------
                                                                        (in millions)
     Inventories and other current assets .............   $      179.8    $      150.3    $      150.3
     Property, plant and equipment ....................          642.0           646.0           650.0
     Goodwill .........................................          205.3            33.4            28.6
     Accrued expenses and other current liabilities ...          (47.4)             --              --
     Other long-term liabilities ......................          (23.8)          (22.0)          (22.1)
                                                          ------------    ------------    ------------
              Total purchase price ....................   $      955.9    $      807.7    $      806.8
                                                          ============    ============    ============

VALLEY SHAMROCK

On September 29, 2000, UDS purchased Valley Shamrock, Inc., in a purchase business combination, for $16.2 million, which included the assumption of $6.2 million of debt. Valley Shamrock operates 23 convenience stores and two wholesale facilities in the Rio Grande Valley of south Texas.

A summary of the purchase price allocation for Valley Shamrock is shown below:

                                                    FINAL ALLOCATION
                                                    ----------------
                                                     (in millions)
          Working capital .......................   $            0.7
          Property, plant and equipment .........               19.8
          Goodwill ..............................                2.6
          Other assets ..........................                0.5
          Long-term debt ........................               (6.2)
          Other long-term liabilities ...........               (1.2)
                                                    ----------------
                   Total purchase price .........   $           16.2
                                                    ================

The operating results of these acquired businesses have been included in the consolidated statements of income from the dates of acquisition.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 4: RESTRUCTURING AND OTHER EXPENSES

Restructuring and other expenses consisted of the following:


                                                                                              YEARS ENDED DECEMBER 31,
                                                                                   --------------------------------------------
                                                                                       2001            2000            1999
                                                                                   ------------    ------------    ------------
                                                                                                   (in millions)
   Gain on sale of other property, plant and equipment .........................   $       (0.7)   $       (1.4)   $      (31.2)
   Write-down of property, plant and equipment .................................             --             5.2             6.0
   Loss on permanent closure of Alma Refinery ..................................            1.2              --           138.2
   Gain on sale of Michigan convenience stores, pipelines and terminals ........             --              --           (97.6)
   Transaction costs related to the proposed Diamond 66 joint venture ..........             --              --            11.0
   Restructuring reserve reductions related to retail, refining
     and pipeline operations ...................................................           (5.1)           (2.6)          (18.2)
                                                                                   ------------    ------------    ------------
       Restructuring and other expenses, net ...................................   $       (4.6)   $        1.2    $        8.2
                                                                                   ============    ============    ============

ASSET SALES AND JOINT VENTURES

In March 2001, a $6.6 million gain on the sale of the Ardmore crude oil gathering operations to Teppco Partners, L.P. was recognized and throughout 2001, net losses totaling $5.9 million primarily related to retail asset sales and retirements were recognized. In December 2001, UDS recognized a loss of $1.2 million to write down the Alma Refinery salvage value.

In June 2000, a $5.2 million impairment write-down was recognized related to certain pipelines and crude oil gathering operations in Colorado (carrying value prior to writedown was $5.7 million). In June 1999, UDS recognized a $6.0 million impairment write-down related to certain pipelines and crude oil gathering operations in Oklahoma and Kansas (carrying value prior to writedown was $9.5 million).

In December 1999, UDS finalized the sale of the Michigan convenience stores, pipelines and terminals, with a net carrying value of $124.6 million, to Marathon Ashland Petroleum LLC and recognized a gain of $97.6 million. Upon completion of the sale, the Alma Refinery was permanently closed and a loss of $138.2 million was recognized, which included a $125.4 million impairment write-down and $12.8 million of severance and closure costs. The impairment write-down consisted of $100.4 million related to property, plant and equipment (carrying value prior to write-down was $128.4 million), $22.0 million related to goodwill and $3.0 million related to deferred refinery maintenance turnaround costs.

Included in gain on sale of other property, plant and equipment of $31.2 million for the year ended December 31, 1999 is a $22.6 million gain related to the sale or closure of 239 convenience stores including 162 of the under-performing convenience stores identified in June 1998. The net carrying value of the 239 convenience stores was $38.7 million, including goodwill. In addition, UDS recognized a $2.2 million gain on the sale of an 8.33% interest in the McKee to El Paso refined product pipeline and terminal to Phillips Petroleum Company.

In March 1999, UDS terminated discussions with Phillips Petroleum Company related to the formation of a proposed joint venture (Diamond 66). During the first quarter of 1999, $11.0 million of transaction costs related to the formation of Diamond 66 were expensed.

RESTRUCTURINGS

In June 1998, UDS adopted a three-year restructuring plan to reduce the cost structure of its US retail system by eliminating employee positions to improve operating efficiencies and to close and sell 316 under-performing convenience stores. In addition, UDS restructured certain pipeline and terminal operations and support infrastructure. Under the restructuring plan, the convenience stores were to be operated until closed and management decided the best sales alternative. Operating income before retail overhead expense allocations for the 316

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
convenience stores for the six months ended June 30, 2001 and the years ended December 31, 2000 and 1999 was breakeven, $0.7 million and $3.8 million, respectively, including the results for the sold stores through the date of sale.

From July 1998 through June 2001, 286 convenience stores were sold or closed, and 261 retail employees and 76 pipeline and terminal employees were terminated. In addition, it was subsequently determined that the operations of 12 convenience stores could be improved and those stores would not be sold. The remaining 18 under-performing convenience stores, which have not been sold, are in the process of being disposed of and management does not anticipate incurring additional expenses related to the disposal of those stores. Effective June 30, 2001, the three-year restructuring program was completed and the balance of the various restructuring reserves was credited into income.

During 1999 and 2000, the market demand for convenience stores increased significantly as both large and small operators sought to increase the number of stores they operated. As a result, UDS was able to sell many of the under-performing convenience stores, instead of closing them and selling the underlying property as originally planned. Because UDS was able to sell these properties as operating stores, a portion of the fuel system removal costs, lease buyout costs and severance costs have not been incurred, and the restructuring reserves were reduced accordingly during the six months ended June 30, 2001, and the years ended December 31, 2000 and 1999.

Changes in accrued restructuring reserves were as follows:

                                           SEVERANCE AND     LEASE BUYOUT    FUEL SYSTEM
                                           RELATED COSTS        COSTS        REMOVAL COSTS        TOTAL
                                           -------------    -------------    -------------    -------------
                                           (in millions)
    Balance as of December 31, 1998 ....   $        19.0    $        14.0    $        16.1    $        49.1
      Payments .........................           (12.8)            (1.8)            (2.7)           (17.3)
      Reserve reductions ...............            (1.1)            (6.2)           (10.9)           (18.2)
                                           -------------    -------------    -------------    -------------
    Balance as of December 31, 1999 ....             5.1              6.0              2.5             13.6
      Payments .........................            (2.4)            (0.5)            (0.5)            (3.4)
      Reserve reductions ...............              --             (1.6)            (1.0)            (2.6)
                                           -------------    -------------    -------------    -------------
    Balance as of December 31, 2000 ....             2.7              3.9              1.0              7.6
      Payments .........................            (0.1)            (2.0)            (0.4)            (2.5)
      Reserve reductions ...............            (2.6)            (1.9)            (0.6)            (5.1)
                                           -------------    -------------    -------------    -------------
    Balance as of December 31, 2001 ....   $          --    $          --    $          --    $          --
                                           =============    =============    =============    =============

NOTE 5: ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable consisted of the following:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         2001          2000
                                                      ----------    ----------
                                                    (in millions)
      Accounts receivable .........................   $    253.8    $    393.0
      Notes receivable ............................         66.1         307.7
                                                      ----------    ----------
        Total .....................................        319.9         700.7
      Allowance for uncollectible accounts ........         (3.4)         (5.3)
      Other .......................................          7.7           5.1
                                                      ----------    ----------
        Accounts and notes receivable, net ........   $    324.2    $    700.5
                                                      ==========    ==========

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The changes in allowance for uncollectible accounts consisted of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         2001            2000            1999
                                                     ------------    ------------    ------------
                                                                    (in millions)
Balance as of beginning of year ..................   $        5.3    $        3.4    $       14.3
  Provision charged to expense ...................            0.4             3.4             0.4
  Accounts written off, net of recoveries ........           (2.3)           (1.5)          (11.3)
                                                     ------------    ------------    ------------
Balance as of end of year ........................   $        3.4    $        5.3    $        3.4
                                                     ============    ============    ============

In March 1999, UDS arranged a $250.0 million revolving accounts receivable sales facility. On March 1, 2001, the facility was increased $110.0 million to $360.0 million. On an ongoing basis, UDS sells eligible accounts receivable to Coyote Funding, L.L.C. (Coyote), a non-consolidated, wholly owned subsidiary. Coyote sells a percentage ownership in these receivables, without recourse, to a third party cooperative corporation. UDS' retained interest in receivables sold to Coyote is included in notes receivable and is recorded at fair value. The fair value of the retained interest in these receivables approximates the eligible accounts receivable sold to Coyote less the amount of receivables sold to the third party cooperative corporation.

As of December 31, 2001 and 2000, the outstanding amount of receivables sold to the third party cooperative corporation was $273.0 million and $250.0 million, respectively. Discounts and net expenses associated with the sales of receivables totaled $13.1 million, $10.9 million and $11.2 million and are included in interest expense in the consolidated statements of income for the years ended December 31, 2001, 2000 and 1999, respectively.

The cash flows related to this sales facility consisted of the following:

                                                                YEARS ENDED DECEMBER 31,
                                                               ---------------------------
                                                                   2001           2000
                                                               ------------   ------------
                                                                     (in millions)
       Proceeds from the sales of receivables ..............   $       84.1   $      313.0
       Proceeds from collections under the facility ........        8,875.0        7,916.9

Proceeds from the sales of receivables were used partially to fund the share buyback program in 2001 (see Note 14: Stockholders' Equity) and partially to fund the acquisition of the Golden Eagle Refinery in 2000. Proceeds from collections under the sales facility were reinvested in the program by the third party cooperative corporation. The third party cooperative corporation's interest in UDS receivables was never in excess of $360.0 million and $250.0 million during the years ended December 31, 2001 and 2000, respectively.

Included in accrued expenses and other current liabilities is the allowance for uncollectible accounts related to the accounts receivable sales facility. The changes in this allowance for uncollectible accounts consisted of the following:

                                                                  YEARS ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             2001          2000          1999
                                                          ----------    ----------    ----------
                                                                    (in millions)
     Balance as of beginning of year ..................   $     11.0    $      8.8    $       --
       Provision charged to expense ...................         16.2          18.0           8.8
       Accounts written off, net of recoveries ........        (15.3)        (15.8)           --
                                                          ----------    ----------    ----------
     Balance as of end of year ........................   $     11.9    $     11.0    $      8.8
                                                          ==========    ==========    ==========

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 6: INVENTORIES

Inventories consisted of the following:

                                                          DECEMBER 31,
                                                    -----------------------
                                                       2001         2000
                                                    ----------   ----------
                                                         (in millions)
    Crude oil and other feedstocks ..............   $    362.1   $    279.1
    Refined and other finished products .........        376.2        380.2
    Convenience store merchandise ...............         83.0         83.7
    Materials and supplies ......................         71.0         65.8
                                                    ----------   ----------
      Total inventories .........................   $    892.3   $    808.8
                                                    ==========   ==========

The LIFO value of the crude oil and other feedstocks and refined and other finished products inventories as of December 31, 2001 was based on an average cost of $20.98 per barrel and the average market price was $24.31 per barrel. The LIFO value of the crude oil and other feedstocks and refined and other finished products inventories as of December 31, 2000 was based on an average cost of $20.29 per barrel and the average market price was $36.05 per barrel. As of December 31, 2001, replacement cost exceeded the LIFO cost of inventories by $106.0 million.

NOTE 7: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

                                                                     DECEMBER 31,
                                              ESTIMATED     ------------------------------
                                             USEFUL LIVES       2001              2000
                                            -------------   -------------    -------------
                                                                   (in millions)
Land ....................................              --   $       320.6    $       291.7
Crude oil processing facilities .........   15 - 30 years         3,245.0          3,103.5
Pipelines and terminals .................   15 - 30 years           594.7            564.6
Retail facilities .......................    5 - 30 years           886.0            844.6
Petrochemical processing facilities .....    5 - 25 years            62.1             61.9
Other ...................................    3 - 10 years           118.0             92.0
Construction in progress ................                           231.6            177.7
                                                            -------------    -------------
  Total .................................                         5,458.0          5,136.0
Accumulated depreciation and
  amortization...........................                        (1,707.9)        (1,501.7)
                                                            -------------    -------------
  Property, plant and equipment, net ....                   $     3,750.1    $     3,634.3
                                                            =============    =============

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 8: OTHER ASSETS

Other assets consisted of the following:

                                                                                         DECEMBER 31,
                                                                                   -----------------------
                                                                                      2001        2000
                                                                                   ----------   ----------
                                                                                         (in millions)
     Goodwill, net of accumulated amortization of $92.4 million
       in 2001 and $74.3 million in 2000 .......................................   $    387.4   $    235.8
     Non-current notes receivable, net .........................................         28.8         30.5
     Refinery maintenance turnaround costs, net of accumulated
       amortization of $71.4 million in 2001 and $64.7 million in 2000 .........        140.5         43.0
     Equity investment in Diamond-Koch, L.P. ...................................           --        109.3
     Equity investment in Skelly-Belvieu Pipeline Company, LLC .................         16.5         16.2
     Other non-current assets ..................................................         77.6         66.0
                                                                                   ----------   ----------
       Other assets, net .......................................................   $    650.8   $    500.8
                                                                                   ==========   ==========

During the year ended December 31, 2001, goodwill increased $169.7 million due primarily to the $150.0 million contingency payment paid to Tosco Corporation relating to the acquisition of the Golden Eagle Refinery.

UDS has a 50% interest in Diamond-Koch, L.P., a joint venture with Koch Industries, Inc., which includes each entity's petrochemical assets located at Mont Belvieu, Texas. In the latter part of 2001, Koch Industries and UDS decided to sell Diamond-Koch's four operating units and began soliciting bids from interested parties. See Note 24: Subsequent Events for details regarding sales that have been completed. As of December 31, 2001, the equity investment in Diamond-Koch has been reclassified to asset held for sale in the consolidated balance sheet. During the years ended December 31, 2001, 2000 and 1999, equity income from Diamond-Koch totaled $2.3 million, $14.5 million and $10.7 million, respectively. Also during the years ended December 31, 2001, 2000 and 1999, distributions received from Diamond-Koch totaled $4.8 million, $19.2 million and $10.9 million, respectively.

UDS has a 50% equity investment in Skelly-Belvieu Pipeline Company, LLC, a partnership with Phillips Petroleum Company, which owns a natural gas pipeline that transports refinery-grade propylene from UDS' McKee Refinery and Phillips' Borger Refinery to Mont Belvieu, Texas. During the years ended December 31, 2001, 2000 and 1999, equity income from Skelly-Belvieu totaled $3.2 million, $3.9 million and $3.9 million, respectively. Also during the years ended December 31, 2001, 2000 and 1999, distributions received from Skelly-Belvieu totaled $2.9 million, $4.7 million and $3.7 million, respectively.

NOTE 9: ADVANCE FROM VALERO ENERGY CORPORATION

On December 31, 2001, prior to the closing of the acquisition of UDS by Valero, UDS ceased borrowing under its commercial paper program that was used to fund its operations. As a result, Valero advanced to UDS $703.0 million to repay all amounts outstanding under the commercial paper program.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 10: LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                                   DECEMBER 31,
                                                                           ---------------------------
                                                           MATURITY           2001              2000
                                                           --------        ----------        ---------
                                                                                   (in millions)
     8.625% Guaranteed Notes......................           2002          $    282.6        $   274.8
     Medium-term Notes:
        7.4% (average rate).......................           2005                46.0             46.0
        8.0%......................................           2005               161.3            149.9
        8.5% (average rate).......................           2003                24.0             24.0
        9.375%....................................           2001                  --             75.0
     Debentures:
        7.25% (non-callable)......................           2010                25.0             25.0
        7.65% (putable July 1, 2006)..............           2026               100.0            100.0
        8.00% (callable April 1, 2003)............           2023                98.8            100.0
        8.75% (non-callable)......................           2015                75.0             75.0
     Total Senior Notes:
        6.75% (putable October 15, 2009; callable
           thereafter)............................           2037               100.0            100.0
        7.20% (callable)..........................           2017               200.0            200.0
        7.45% (callable)..........................           2097               100.0            100.0
     Partnership Revolving Credit Facility........           2006                16.0               --
     Commercial Paper.............................                                 --            354.3
     Other........................................          Various              43.8             37.5
                                                                           ----------        ---------
       Total long-term debt.......................                            1,272.5          1,661.5
     Less current portion.........................                             (305.6)            (1.7)
                                                                           ----------        ---------
       Long-term debt, less current portion.......                         $    966.9        $ 1,659.8
                                                                           ==========        =========

Generally, UDS' outstanding debt is unsecured with interest payable semi-annually.

In 1992, Ultramar Credit Corporation (UCC), a financing subsidiary, issued the 8.625% Guaranteed Notes in a public offering and such notes are guaranteed by UDS.

The 2017 Total Senior Notes and the 2097 Total Senior Notes may be redeemed at any time at UDS' option, in whole or in part, at a redemption price equal to the greater of: (a) 100% of the principal amount, or (b) the sum of the present value of outstanding principal and interest thereon, discounted at the U.S. Treasury Yield plus 20 basis points, together with accrued interest, if any, to the date of redemption. The 2037 Total Senior Notes may be redeemed, in whole or in part, by the holders on October 15, 2009, at a redemption price equal to 100% of the principal plus accrued interest. After October 15, 2009, the 2037 Total Senior Notes are redeemable at UDS' option in the same manner as the 2017 Total Senior Notes and 2097 Total Senior Notes.

During the year ended December 31, 2001, UDS had the following debt facilities available:

o a $700.0 million U.S. revolving credit facility (U.S. Bank Facility) along with a $700.0 million commercial paper program supported by the U.S. Bank Facility;

o a Cdn. $200.0 million revolving credit facility for Canadian Ultramar Company (CUC), a Canadian subsidiary of UDS;

o money market lines of credit with numerous financial institutions which provided borrowing capacity of $470.0 million and Cdn. $195.0 million; and

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

o a Partnership facility under which Shamrock Logistics, L.P. (now Valero L.P.) may borrow up to $120.0 million (the Partnership Revolving Credit Facility).

In order for Valero to finalize its financing arrangements related to the acquisition of UDS on December 31, 2001, UDS was required to terminate its $700.0 million U.S. Bank Facility and commercial paper program on December 31, 2001. In addition, the available borrowing capacity under the U.S. money market lines of credit was reduced from $470.0 million to $35.0 million. The various Canadian debt facilities were not impacted by the acquisition.

Borrowings under the money market lines are typically short-term and bear interest at prevailing market rates as established by the financial institutions. As of December 31, 2001 and 2000, there were no outstanding borrowings under these money market lines.

The Revolving Credit Facilities require annual fees on the total used and unused portion of the facilities. The interest rate under the Revolving Credit Facilities is floating based upon the prime rate, the London interbank offered rate or other floating interest rates, at UDS' option. Amounts outstanding under the Canadian Facility and the Partnership Revolving Credit Facility are due in 2002 and 2006, respectively, upon expiration. Outstanding letters of credit totaled $134.6 million and $145.8 million as of December 31, 2001 and 2000, respectively.

The aggregate maturity of long-term debt as of December 31, 2001 was as follows (in millions):

      2002.............................................  $   305.6
      2003.............................................       28.8
      2004.............................................        0.6
      2005.............................................      207.9
      2006.............................................       16.7
      Thereafter.......................................      712.9
                                                         ---------
         Total long-term debt..........................  $ 1,272.5
                                                         =========

                  The Revolving Credit Facility and the indentures governing the various notes contain restrictive covenants relating to UDS' financial condition, operations and properties. Under these covenants, UDS and certain of its subsidiaries are required to maintain, among other things, certain specified consolidated interest coverage and debt-to-total capitalization ratios. Although these covenants have the effect of limiting UDS' ability to pay dividends, it is not anticipated that these limitations will affect its present ability to pay dividends.

In order to manage interest costs on outstanding long-term debt, UDS entered into various interest rate swap agreements (see Note 20: Financial Instruments). The interest rate swap agreements modify the interest rate characteristics of a portion of UDS' long-term debt from a fixed to a floating rate. As of December 31, 2001 and 2000, the following interest rate swap agreements were outstanding:

                                                                       YEAR OF MATURITY
                                                          -------------------------------------------
       FIXED TO FLOATING                                   2002              2005              2023
                                                          -------           -------           -------
       Notional amount (in millions)....................  $ 200.0           $ 150.0           $ 100.0
       Weighted average rate received...................     6.23%             6.36%             6.93%
       Weighted average rate paid in 2001...............     4.16%             4.22%             4.42%
       Weighted average rate paid in 2000...............     6.22%             6.10%             6.47%

Interest payments totaled $123.2 million, $122.5 million and $127.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 11: OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following:

                                                                                     DECEMBER 31,
                                                                               ------------------------
                                                                                2001              2000
                                                                               -------          -------
                                                                                     (in millions)
     Employee benefit plan liabilities..................................       $ 181.7          $ 150.1
     Environmental liabilities..........................................          78.5            100.0
     Other..............................................................         102.3            116.2
                                                                               -------          -------
         Other long-term liabilities....................................       $ 362.5          $ 366.3
                                                                               =======          =======

NOTE 12: MINORITY INTEREST IN CONSOLIDATED PARTNERSHIP

On April 16, 2001, Shamrock Logistics, L.P. (renamed Valero L.P. on December 31,
2001), previously a wholly owned partnership of UDS, issued 5.2 million limited partnership common units in an initial public offering at a price of $24.50 per unit. Proceeds from the offering totaled $111.9 million, net of offering expenses of $14.9 million, and were used to pay down debt. Subsequent to the initial public offering, UDS owned approximately 74% of Shamrock Logistics' ownership equity. The issuance of Shamrock Logistics' common units was accounted for as a capital transaction in the consolidated financial statements; thus no gain or loss was recognized in the consolidated statement of income.

As a result of UDS' owning a majority of the ownership interest, Shamrock Logistics is consolidated in UDS' consolidated financial statements. The minority interest in consolidated partnership on the consolidated balance sheet of $115.6 million represents the minority unitholders' investment in Shamrock Logistics plus their share of the net income of Shamrock Logistics since April 16, 2001 less distributions paid to minority unitholders. The minority interest in net income of consolidated partnership in the consolidated statement of income of $9.4 million represents the minority unitholders' share of the net income of Shamrock Logistics.

Shamrock Logistics declared quarterly partnership distributions as follows (in millions, except per unit amounts):

                                                                            DISTRIBUTION
                                                              TOTAL           PAID TO
              DATE DISTRIBUTION          DISTRIBUTION     DISTRIBUTION        MINORITY
                  WAS PAID                 PER UNIT           PAID          UNITHOLDERS
              -----------------          ------------     ------------      -----------
        August 14, 2001                     $ 0.50           $   9.8           $ 2.6
        November 14, 2001                     0.60              11.7             3.1

NOTE 13: COMPANY-OBLIGATED PREFERRED STOCK OF SUBSIDIARY TRUST

On June 25, 1997, UDS Capital I (the Trust) issued 8,000,000 shares of 8.32% Trust Originated Preferred Securities (TOPrS), with a $25.00 liquidation amount per security, in an underwritten public offering. Total proceeds from the offering were $200.0 million. Holders of the TOPrS have limited voting rights and are not entitled to vote to appoint, remove or replace, or to increase or decrease the number of trustees, which voting rights are vested exclusively with UDS.

The TOPrS are redeemable on or after June 30, 2002 at the option of the Trust, in whole or in part, at a redemption price equal to $25.00 per security. Distributions on the TOPrS are cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, if and when the Trust has funds available for distribution, at the annual rate of 8.32% of the liquidation amount of $25.00 per TOPrS.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The Trust is a wholly-owned subsidiary trust and UDS has guaranteed, on a subordinated basis, the dividend payments due on the TOPrS if and when declared.

NOTE 14: STOCKHOLDERS' EQUITY

GRANTOR TRUST STOCK OWNERSHIP PROGRAM

In November 1999, UDS created the Grantor Trust Stock Ownership Program (GSOP) to which 3,740,000 shares of treasury stock were contributed. UDS instructed the trustee to sell shares as necessary and to use the proceeds from those sales and any dividends paid on those contributed shares, toward the satisfaction of a portion of UDS' future obligations under certain compensation and employee benefit plans. The shares held in trust were not considered outstanding for income per share purposes until they were committed to be released. During the years ended December 31, 2001 and 2000, 156,661 shares and 3,583,339 shares, respectively, were transferred directly to employees or employee benefit plan participants in satisfaction of UDS' obligation to pay compensation and benefits. The majority of shares transferred related to stock option exercise activity. For financial reporting purposes, the GSOP was consolidated with UDS and all dividends and interest transactions between the GSOP and UDS were eliminated.

COMMON STOCK BUYBACK PROGRAM

On February 7, 2001, the Board of Directors of UDS approved a share buyback program to repurchase $750.0 million of UDS common stock. As of December 31, 2001, 17,050,109 shares of common stock had been purchased at a total cost of $682.7 million, including 7,050,109 shares at a price of $32.85 per share which were held by TotalFinaElf since UDS acquired Total Petroleum (North America) Ltd. in September 1997. In conjunction with the share buyback program, UDS entered into an agreement to repurchase 10,000,000 shares under an accelerated program with a financial institution at an initial cost of $323.3 million. In May 2001, the accelerated stock buyback program was settled with an additional payment of $126.3 million as a result of an increase in the UDS common stock price.

In order to fund the share buyback program, UDS entered into a short-term bridge loan agreement on February 7, 2001 with two banks that committed to lend up to $750.0 million. Borrowings under the short-term bridge loan totaled $554.9 million. In May 2001, the outstanding balance of the bridge loan was paid off with proceeds received from commercial paper borrowings and available cash.

INCENTIVE PLANS

UDS had adopted several Long-Term Incentive Plans (the LTIPs) which are administered by the Compensation Committee of the Board of Directors (the Committee). Under the terms of the LTIPs, the Committee could grant restricted shares, stock options, stock appreciation rights and performance units to officers and key employees. The vesting period for awards under the LTIPs was established by the Committee at the time of grant. Restricted shares awarded under the 1992 and 1996 LTIPs generally vested on the third anniversary of the date of grant. Restricted shares granted under the 1987 and 1990 LTIPs vested generally over a four-year period. Stock options could not be granted at less than the fair market value of the common stock on the date of grant and could not expire more than ten years from the date of grant. The majority of stock options became exercisable 30%, 30% and 40% on the first, second and third anniversaries of the date of grant.

During the year ended December 31, 2001, under the LTIPs, the Committee granted 217,800 performance restricted shares, 10,814,610 performance units and 5,006 restricted shares to officers and certain key employees. During the year ended December 31, 2000, under the LTIPs, the Committee granted 148,800 performance restricted shares, 6,768,100 performance units and 10,961 restricted shares to officers and certain key employees. The performance restricted shares would vest if UDS achieved specific financial objectives over a three-year performance period and the ultimate number of performance restricted shares granted for a particular grant year could have been increased

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
up to 200% (i.e. 435,600 shares for the performance restricted shares granted in 2001). The performance units, equal to $1 per unit, would vest if UDS achieved specific financial objectives over a two-year performance period and the ultimate number of performance units granted for a particular grant year could have been increased up to 200% (i.e. 21,629,220 units for the 2001 grant). The restricted shares vested on the second anniversary from the date of grant.

During the performance periods, a grantee could vote and receive dividends on the performance restricted shares and the restricted shares. However, the performance restricted shares and restricted shares were subject to transfer restrictions and were all or partially forfeited if a grantee terminated. Upon issuance of the performance restricted shares, unearned compensation cost equivalent to the market value of the shares granted was charged to stockholders' equity and was amortized to salary expense over the vesting period as the performance objectives were achieved. The unamortized compensation cost was adjusted periodically based on changes in the market value of the shares. Any additional performance restricted shares earned in excess of the granted shares were to be paid in cash and were accrued based on the market value of the equivalent shares earned to date. Compensation expense for the performance units was recognized over the vesting period as the performance objectives were achieved.

During the years ended December 31, 2001 and 2000, UDS recognized compensation expense of $23.7 million and $6.6 million, respectively, related to performance restricted shares, performance units and restricted shares.

All of the LTIPs included a "change in control" provision under which all granted and outstanding performance restricted shares, performance units and restricted shares would vest upon a "change in control" as defined in the LTIP agreements. In the case of the performance restricted shares and performance units, the level of achievement for the performance objectives during the remaining performance period was assumed to equal 100%. In addition, all outstanding stock options vested and became 100% exercisable upon a "change in control" as defined in the stock option agreements. A "change in control" occurred when UDS was acquired by Valero on December 31, 2001 and all outstanding stock options, performance restricted shares, performance units and restricted shares became vested.

In addition to the above, UDS had previously entered into employment agreements with its officers and certain key employees that provided for "change in control" payments equivalent to three years of salary and bonus and additional retirement benefits if the acquiring company did not retain the services of such officers or key employees.

The consolidated financial statements do not reflect the acquisition of UDS by Valero; thus the impact of the "change in control" provisions relating to the LTIP agreements and the employment agreements have not been recognized in the accompanying consolidated financial statements. In January 2002, subsequent to the acquisition, Valero paid $90.1 million to the officers and certain key employees of UDS pursuant to the change in control provisions of the LTIP agreements and the employment agreements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Stock option transactions under the various LTIPs are summarized as follows:

                                                                NUMBER OF     WEIGHTED AVERAGE
                                                              STOCK OPTIONS    EXERCISE PRICE
                                                              -------------   ----------------
Outstanding as of December 31, 1998 ...................          7,196,599    $          27.67
  Granted .............................................            290,900               21.71
  Canceled ............................................           (597,199)              30.26
  Exercised ...........................................           (157,339)              20.38
                                                              ------------
Outstanding as of December 31, 1999 ...................          6,732,961               27.35
  Granted .............................................          1,115,987               23.32
  Canceled ............................................           (420,034)              28.70
  Exercised ...........................................           (132,943)              19.32
                                                              ------------
Outstanding as of December 31, 2000 ...................          7,295,971               26.80
  Granted .............................................          2,060,952               36.23
  Canceled ............................................            (38,687)              29.43
  Exercised ...........................................         (5,159,478)              26.91
                                                              ------------
Outstanding as of December 31, 2001 ...................          4,158,758               31.32
                                                              ============

Stock options exercisable as of December 31:
  1999 ................................................          3,941,934               26.92
  2000 ................................................          4,076,591               26.56
  2001 (excluding the impact of the
     change in control) ...............................          2,110,966               26.52

The above stock options had terms ranging from 5 to 10 years. As of December 31, 2001, prior to the acquisition by Valero, there were 4,423,892 shares available for future issuance under the LTIPs. For the year ended December 31, 2001, UDS recorded in stockholders' equity a $38.0 million non-cash tax benefit resulting from the exercise of stock options.

Stock options outstanding and exercisable (exclusive of the impact of the change in control) as of December 31, 2001 were as follows:

                                       STOCK OPTIONS OUTSTANDING                      STOCK OPTIONS EXERCISABLE
                         -----------------------------------------------------      --------------------------------
                                              WEIGHTED
                                               AVERAGE            WEIGHTED                              WEIGHTED
      RANGE OF             NUMBER           REMAINING LIFE         AVERAGE            NUMBER            AVERAGE
   EXERCISE PRICE        OUTSTANDING           IN YEARS         EXERCISE PRICE      EXERCISABLE       EXERCISE PRICE
   --------------        -----------        --------------      --------------      -----------       --------------
$15.00 - $19.49               66,620              0.8              $15.83               66,620             $15.83
$20.40 - $24.88              780,160              6.2               23.31              780,160              23.31
$25.00 - $29.90              666,158              3.6               27.00              666,158              27.00
$30.13 - $34.63            2,172,611              5.9               32.29              567,011              31.09
$35.52 - $38.93               66,176              2.5               36.89               31,017              36.29
$43.40 - $44.35               14,544              2.5               43.67                   --                 --
$46.40 - $49.90              166,044              5.6               48.99                   --                 --
$50.05 - $55.58              226,445              5.6               51.44                   --                 --
                          ----------                                                ----------

$15.00 - $55.58            4,158,758              4.1              $31.32            2,110,966             $26.52
                          ==========                                                ==========

UDS accounts for its stock option plans using the intrinsic value method and, accordingly, has not recognized compensation expense for stock options granted, since the option price equaled the common stock price on the date

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
of grant. The weighted average fair value of stock options granted during the years ended December 31, 2001, 2000 and 1999 was $7.00, $4.74 and $3.96 per
option, respectively. The fair value for these stock options was estimated at the respective grant dates using the Black-Scholes option pricing model with the following assumptions:

                                                                   YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------------
                                                           2001              2000              1999
                                                       -------------    -------------     -------------
       Risk free interest rate....................     1.79% - 5.05%    6.02% - 6.79%     4.77% - 6.02%
       Expected life..............................        4 years          4 years           4 years
       Expected volatility........................       28% - 34%        24% - 26%         24% - 25%
       Expected dividend yield....................     3.70% - 4.41%    4.00% - 4.19%     3.70% - 3.94%

Had UDS accounted for stock options granted in 2001, 2000 and 1999 using the fair value method at the date of grant, additional compensation expense would have been recorded and the pro forma effect would have been as follows:


                                                                   YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------
                                                            2001             2000             1999
                                                           ------           ------           ------
                                                             (in millions, except per share data)
       Pro forma net income.......................         $531.0           $440.7           $170.1

       Pro forma net income per share:
         Basic....................................         $ 7.17           $ 5.08           $ 1.96
         Diluted..................................         $ 7.03           $ 5.07           $ 1.96

For purposes of the pro forma disclosures, the estimated fair value of stock options is amortized to expense over the stock options' vesting periods.

The Committee adopted the 2001, 2000 and 1999 Annual Incentive Plans (AIP) which provide for cash awards based on certain criteria to officers and certain key employees. For the years ended December 31, 2001, 2000 and 1999, the related AIP expense was $18.3 million, $11.3 million and $8.6 million, respectively.

Under the terms of the Non-Employee Director Equity Plan, non-employee directors are granted restricted shares on the date elected to the Board of Directors equal to at least 50% of the non-employee director's annual retainer. Additional restricted shares are granted to the non-employee director every five years following the initial date of grant. At each annual meeting, each non-employee director is also granted stock options for 1,000 shares. The stock options are fully exercisable at the following annual meeting. The stock options expire ten years from the date of grant. During the year ended December 31, 2001, 18,000 stock options and 44,583 restricted share awards were granted. During the year ended December 31, 2000, 20,000 stock options and 4,530 restricted share awards were granted. During the year ended December 31, 1999, 11,000 stock options and 2,502 restricted share awards were granted. As of December 31, 2001, a total of 235,285 shares were available for future issuance under this plan.

In 1993, the Committee adopted the Ultramar Corporation Stock Purchase Plan and Dividend Reinvestment Plan which allows eligible holders of common stock to use dividends to purchase common stock and to make optional cash payments to buy additional shares of common stock. UDS had reserved a total of 2,000,000 shares of common stock for issuance under this plan. As of December 31, 2001, a total of 57,441 shares had been issued under the plan and 1,942,559 shares remain available for future issuance.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

NOTE 15: COMPUTATION OF NET INCOME PER SHARE

Basic net income per share is calculated as net income divided by the weighted average number of common shares outstanding. Diluted net income per share assumes, when dilutive, issuance of the net incremental shares from stock options and restricted shares. The following table reconciles the net income amounts and share numbers used in the computation of net income per share.

                                                                                YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------
                                                                             2001         2000         1999
                                                                         ----------   ----------   ----------
BASIC NET INCOME PER SHARE:
Weighted average common shares outstanding (in thousands) ............       74,052       86,773       86,615
                                                                         ==========   ==========   ==========

   Net income (in millions) ..........................................   $    535.0   $    444.3   $    173.2
                                                                         ==========   ==========   ==========

Basic net income per share ...........................................   $     7.22   $     5.12   $     2.00
                                                                         ==========   ==========   ==========

DILUTED NET INCOME PER SHARE:
Weighted average common shares outstanding (in thousands) ............       74,052       86,773       86,615
Net effect of dilutive stock options based on the treasury stock
   method using the average market price (in thousands) ..............        1,485          229          127
                                                                         ----------   ----------   ----------
   Weighted average common equivalent shares (in thousands) ..........       75,537       87,002       86,742
                                                                         ==========   ==========   ==========

   Net income (in millions) ..........................................   $    535.0   $    444.3   $    173.2
                                                                         ==========   ==========   ==========

Diluted net income per share .........................................   $     7.08   $     5.11   $     2.00
                                                                         ==========   ==========   ==========

NOTE 16: EMPLOYEE BENEFIT PLANS

UDS has several qualified, non-contributory defined benefit plans (the Qualified Plans) covering substantially all salaried employees in the United States and Canada, including certain plans subject to collective bargaining agreements. These plans generally provide retirement benefits based on years of service and compensation during specific periods. Officers and certain key employees covered by these plans are also entitled to participate in various unfunded supplemental executive retirement plans (Supplemental Plans) which provide retirement benefits based on years of service and compensation, including compensation not permitted to be taken into account under the Qualified Plans. The Supplemental Plans and the Qualified Plans are collectively referred to as the Pension Plans.

Under the Qualified Plans, UDS' policy is to fund normal cost plus the amortization of the unfunded actuarial liability for costs arising from qualifying service determined under the projected unit credit method. The underlying pension plan assets include cash equivalents, fixed income securities (primarily obligations of the U.S. government) and equity securities.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The changes in benefit obligation, changes in plan assets and the weighted average assumptions for the Pension Plans and other postretirement benefits are as follows:

                                                                                                        OTHER POSTRETIREMENT
                                                                            PENSION BENEFITS                  BENEFITS
                                                                        -------------------------     -------------------------
                                                                           2001           2000           2001            2000
                                                                        ----------     ----------     ----------     ----------
                                                                                               (in millions)
     CHANGE IN BENEFIT OBLIGATION:
     Benefit obligation as of the beginning of year .................   $    292.0     $    283.5     $     81.1     $     81.3
       Service cost .................................................         16.7           14.3            1.9            1.9
       Interest cost ................................................         24.7           22.1            6.7            5.8
       Plan participants' contributions .............................          0.3            0.3             --             --
       Acquisitions .................................................           --           20.3             --            2.0
       Actuarial loss (gain) ........................................         75.5           (9.0)          15.5           (4.9)
       Plan amendments ..............................................          7.9             --             --             --
       Foreign currency exchange rate changes .......................           --             --           (0.6)          (0.3)
       Termination benefits .........................................          1.8             --             --             --
       Benefits paid ................................................        (32.0)         (39.5)          (5.8)          (4.7)
                                                                        ----------     ----------     ----------     ----------
     Benefit obligation as of the end of year .......................        386.9          292.0           98.8           81.1
                                                                        ----------     ----------     ----------     ----------

     CHANGE IN PLAN ASSETS:
     Fair value of plan assets as of the beginning of year ..........        245.8          261.9             --             --
       Actual return on plan assets .................................         (4.0)          (1.7)            --             --
       Employer contributions .......................................          6.4           24.8            5.8            4.7
       Plan participants' contributions .............................          0.3            0.3             --             --
       Benefits paid ................................................        (32.0)         (39.5)          (5.8)          (4.7)
                                                                        ----------     ----------     ----------     ----------
     Fair value of plan assets as of the end of year ................        216.5          245.8             --             --
                                                                        ----------     ----------     ----------     ----------

     Funded status as of the end of year ............................       (170.4)         (46.2)         (98.8)         (81.1)
       Unrecognized net actuarial loss (gain) .......................         95.6           (4.2)          (6.1)         (22.1)
       Unrecognized prior service cost ..............................         25.2           20.3          (11.0)         (12.2)
       Unrecognized net transition obligation .......................          0.1            0.2             --             --
                                                                        ----------     ----------     ----------     ----------
     Accrued benefit cost ...........................................   $    (49.5)    $    (29.9)    $   (115.9)    $   (115.4)
                                                                        ==========     ==========     ==========     ==========

     Amounts recognized in the consolidated balance sheets:
       Prepaid benefit cost .........................................   $      1.9     $      6.0     $       --     $       --
       Intangible asset .............................................         12.7             --             --             --
       Accrued benefit liability ....................................        (51.4)         (35.9)        (115.9)        (115.4)
       Additional minimum liability .................................        (20.5)          (3.0)            --             --
       Accumulated other comprehensive loss .........................          7.8            3.0             --             --
                                                                        ----------     ----------     ----------     ----------
     Net amount recognized at end of year ...........................   $    (49.5)    $    (29.9)    $   (115.9)    $   (115.4)
                                                                        ==========     ==========     ==========     ==========

     WEIGHTED AVERAGE ASSUMPTIONS:
       Discount rate ................................................         7.00%          7.75%          7.00%          7.75%
       Expected return on plan assets ...............................         8.75%          9.50%           N/A            N/A
       Rate of compensation increase ................................         5.00%          4.50%        4.25%-5.00%   4.25%-4.50%
       Health care cost trend on covered charges ....................          N/A            N/A            7.6%           6.4%

In connection with the acquisition of the Golden Eagle Refinery and Valley Shamrock, Inc. in 2000, UDS assumed liabilities totaling $22.3 million related to certain employee pension and other postretirement benefit obligations.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Pension Plans with accumulated benefit obligations in excess of plan assets consisted of the following:

                                                          DECEMBER 31,
                                                ---------------------------------
                                                     2001               2000
                                                ---------------   ---------------
                                                        (in millions)
     Projected benefit obligation ...........   $         366.1   $          28.4
     Accumulated benefit obligation .........             261.3              21.7
     Fair value of plan assets ..............             197.4               9.6

The components of net periodic benefit cost are summarized as follows:

                                                      PENSION BENEFITS      OTHER POSTRETIREMENT BENEFITS
                                                --------------------------  -----------------------------
                                                 2001      2000      1999     2001        2000      1999
                                                ------    ------    ------  --------    --------  -------
                                                                    (in millions)
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost ................................   $ 16.7    $ 14.3    $ 16.1    $  1.9    $  1.9    $  2.1
Interest cost ...............................     24.7      22.1      22.5       6.7       5.8       5.9
Expected return on plan assets ..............    (21.8)    (22.5)    (21.8)       --        --        --
Amortization of:
  Transition obligation .....................      0.1       0.1       0.1        --        --        --
  Prior service cost ........................      2.9       2.4       2.4      (1.2)     (1.2)     (1.2)
  Actuarial loss (gain) .....................      0.1       0.1       1.5      (0.4)     (1.2)     (0.6)
  Termination charge ........................       --        --       6.4        --        --        --
  Curtailment gain ..........................       --        --      (1.2)       --        --        --
  Settlement charge (gain) ..................       --      (0.6)      0.2        --        --        --
                                                ------    ------    ------    ------    ------    ------
Net periodic benefit cost ...................   $ 22.7    $ 15.9    $ 26.2    $  7.0    $  5.3    $  6.2
                                                ======    ======    ======    ======    ======    ======

In connection with the acquisition of UDS by Valero, UDS implemented an early retirement program whereby certain UDS employees (47 years old or older) were eligible to receive additional credits (8 years of combined service or age) under the Pension Plan. As a result, 75 UDS employees elected to retire early under this program.

UDS also maintains retirement plans for certain collective bargaining groups (the Bargaining Unit Plans). The Bargaining Unit Plans generally provide benefits that are based on the union member's monthly base pay during the five years prior to retirement.

UDS maintains several defined contribution retirement plans for substantially all eligible employees in the United States and Canada. Contributions to the plans are generally determined as a percentage of each eligible employee's salary. Contributions to these plans amounted to $8.2 million, $6.3 million and $6.0 million during the years ended December 31, 2001, 2000 and 1999, respectively.

UDS sponsors unfunded defined benefit postretirement plans, which provide health care and life insurance benefits to retirees who satisfy certain age and service requirements. In addition, pursuant to the terms of a distribution agreement between Diamond Shamrock, Inc. (subsequently merged into UDS) and Maxus, Diamond Shamrock, Inc.'s parent company prior to its 1987 spin-off, UDS also shares in the cost of providing similar benefits to former employees of Maxus.

Generally, the health care plans pay a stated percentage of most medical expenses reduced for any deductibles, payments made by government programs and other group coverage. The cost of providing these benefits is shared with retirees.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                          1% INCREASE      1% DECREASE
                                                                          -----------      -----------
                                                                                  (in millions)
       Effect on total of service and interest cost components........        $ 0.4           $ (0.3)
       Effect on postretirement benefit obligation....................          7.1             (6.0)

NOTE 17: INCOME TAXES

Income before income taxes and dividends of subsidiary trust consisted of the following:

                                        YEARS ENDED DECEMBER 31,
                                 ------------------------------------
                                    2001         2000         1999
                                 ----------   ----------   ----------
                                            (in millions)
       United States .........   $    652.8   $    505.9   $    264.9
       Canada ................        213.0        211.5         49.7
                                 ----------   ----------   ----------
         Total ...............   $    865.8   $    717.4   $    314.6
                                 ==========   ==========   ==========

Provision for income taxes consisted of the following:

                                                 YEARS ENDED DECEMBER 31,
                                           ----------------------------------
                                              2001       2000         1999
                                           ---------   ---------    ---------
                                                    (in millions)
       Current:
         U.S. federal ..................   $    31.6   $    55.7    $     6.9
         U.S. state ....................         2.2         4.4         (1.4)
         Canada ........................        33.9       105.4         53.2
                                           ---------   ---------    ---------
           Total current ...............        67.7       165.5         58.7
                                           ---------   ---------    ---------
       Deferred:
         U.S. federal ..................       196.2       106.4         96.0
         U.S. state ....................        19.9        12.3         10.1
         Canada ........................        36.7       (21.4)       (33.7)
                                           ---------   ---------    ---------
           Total deferred ..............       252.8        97.3         72.4
                                           ---------   ---------    ---------
       Provision for income taxes ......   $   320.5   $   262.8    $   131.1
                                           =========   =========    =========

Deferred income taxes arise from temporary differences between the income tax basis of assets and liabilities and their reported amounts in the consolidated financial statements.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The components of deferred income tax liabilities and assets consisted of the following:

                                                                               DECEMBER 31,
                                                                         ------------------------
                                                                            2001          2000
                                                                         ----------    ----------
                                                                             (in millions)
       Deferred income tax liabilities:
         Excess of book basis over tax basis of:
            Property, plant and equipment ............................   $   (587.9)   $   (518.9)
            Equity investment in Diamond-Koch, L.P. ..................         (9.7)         (9.3)
         Excess of tax basis over book basis of
            leasing arrangements .....................................        (70.5)        (70.8)
         Deferred refinery maintenance turnaround costs ..............        (63.3)        (36.5)
         LIFO inventory ..............................................        (16.4)           --
                                                                         ----------    ----------
            Total deferred income tax liabilities ....................       (747.8)       (635.5)
                                                                         ----------    ----------

       Deferred income tax assets:
         LIFO inventory ..............................................           --          36.3
         Accrued expenses and other long-term liabilities ............        110.8         131.6
         U.S. federal and state income tax credit carryforwards ......         84.2         147.6
         Canadian tax benefit on unrealized foreign exchange
           adjustment ................................................          2.3           3.7
         Net operating loss carryforwards ............................         21.8          40.9
         Other .......................................................           --           7.3
                                                                         ----------    ----------
            Total deferred income tax assets .........................        219.1         367.4
         Less valuation allowance ....................................        (24.0)         (8.4)
                                                                         ----------    ----------
            Net deferred income tax assets ...........................        195.1         359.0
                                                                         ----------    ----------
              Net deferred income tax liabilities ....................   $   (552.7)   $   (276.5)
                                                                         ==========    ==========

As of December 31, 2001, U.S. federal and state and Canadian income tax credit and loss carryforwards were as follows:

                                                                AMOUNT       EXPIRATION
                                                                ------       ----------
                                                             (in millions)
       U.S. federal and state income tax credits..........     $   12.2      2002 through 2014
       Alternative minimum tax (AMT) credits..............         55.7      Indefinitely
       Foreign tax credits................................         16.3      2006
       U.S. federal net operating losses (NOL)............         20.3      2011 through 2013
       Canadian net operating losses......................          0.9      2007

Included in the above are $1.1 million of income tax credit carryforwards, $16.9 million of AMT credit carryforwards and $20.3 million of NOL carryforwards acquired from Total Petroleum (North America), Ltd., which are subject to annual U.S. federal income tax limitations.

UDS has established a valuation allowance for certain deferred income tax assets, primarily state NOLs and foreign tax credit carryforwards, which may not be realized in future periods. The realization of net deferred income tax assets recorded as of December 31, 2001 is dependent upon UDS' ability to generate future taxable income in both the U.S. and Canada. Although realization is not assured, management believes it is more likely than not that the net deferred income tax assets will be realized.

UDS has not provided any U.S. federal deferred income taxes or Canadian withholding taxes on the undistributed earnings of its Canadian subsidiaries based on the determination that those earnings will be indefinitely reinvested.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

As of December 31, 2001, the cumulative undistributed earnings of these subsidiaries were approximately $105.9 million. If those earnings were not considered indefinitely reinvested, U.S. federal deferred income taxes and Canadian withholding taxes would have been provided after consideration of foreign tax credits. However, determination of the amount of U.S. federal deferred income taxes and Canadian withholding taxes is not practical.

The differences between the effective income tax rate and the U.S. federal statutory rate is reconciled as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                                    -------------------------------------
                                                                      2001          2000          1999
                                                                    ---------     ---------     ---------
       U.S. federal statutory rate ..............................        35.0%         35.0%         35.0%
       Effect of foreign operations .............................        (0.5)          1.4           0.6
       U.S. state income taxes, net of U.S. federal taxes .......         1.7           1.5           2.5
       Non-deductible goodwill amortization and
         impairment charge ......................................         0.5           0.8           5.6
       Other ....................................................         0.3          (2.1)         (2.0)
                                                                    ---------     ---------     ---------
         Effective income tax rate ..............................        37.0%         36.6%         41.7%
                                                                    =========     =========     =========

Income taxes paid, net of refunds, for the years ended December 31, 2001, 2000 and 1999 amounted to $189.7 million, $144.7 million and $22.1 million, respectively.

In December 2000, UDS settled an appeal with the Internal Revenue Service related to tax issues for the years 1988 through 1994. The appeal pertained to the IRS's decision to not allow certain income tax deductions taken during those years. All issues were resolved favorably and a tax refund was received of $12.5 million plus interest of $6.1 million, or $0.19 per share.

NOTE 18: ENVIRONMENTAL MATTERS

The operations of UDS are subject to environmental laws and regulations adopted by various federal, state and local governmental authorities in the jurisdictions in which it operates. Although management believes the operations are in general compliance with applicable environmental regulations, risks of additional costs and liabilities are inherent in petroleum refining and retail marketing operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, UDS has adopted policies, practices and procedures in the areas of pollution control, product safety, occupational health and the production, handling, storage, use and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability which could result from those events. However, some risk of environmental or other damage is inherent in the refining and marketing business, as it is with other companies engaged in similar businesses.

UDS has been designated as a potentially responsible party by the U.S. Environmental Protection Agency (the EPA) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and by certain states under applicable state laws, with respect to the cleanup of hazardous substances at several sites. In each instance, other potentially responsible parties also have been so designated. UDS has accrued liabilities for environmental remediation obligations at these sites, as well as estimated site restoration costs to be incurred in the future.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The balances of and changes in accruals for environmental matters which are principally included in other long-term liabilities consisted of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                   -----------------------------------
                                                     2001         2000         1999
                                                   ---------    ---------    ---------
                                                              (in millions)
     Balance as of the beginning of year .......   $   152.7    $   171.0    $   219.4
       Additions to accrual ....................         8.1         13.2          4.1
       Reductions from accrual .................        (2.1)        (4.6)       (20.6)
       Payments ................................       (36.0)       (26.9)       (31.9)
                                                   ---------    ---------    ---------
     Balance as of the end of year .............   $   122.7    $   152.7    $   171.0
                                                   =========    =========    =========

During the year ended December 31, 2001 and 2000, environmental liabilities were increased for various refinery and retail environmental remediation projects including California MTBE issues. During the year ended December 31, 1999, based on the annual review of environmental liabilities, it was determined that certain liabilities were overstated as the required cleanup obligation was less than originally estimated. Accordingly, environmental liabilities were reduced by $20.6 million.

The accruals noted above represent UDS' best estimate of the costs which will be incurred over an extended period for restoration and environmental remediation at various sites. However, environmental exposures are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of UDS' liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on results of operations for any single period, UDS believes that these costs will not have a material adverse effect on its financial position. The liabilities reflected above have not been reduced by possible recoveries from third parties and projected cash expenditures have not been discounted.

NOTE 19: COMMITMENTS AND CONTINGENCIES

UDS leases convenience stores, office space, refinery equipment and other assets under operating leases with terms expiring at various dates through 2053. Certain leases contain renewal options and escalation clauses and require the payment of property taxes, insurance and maintenance costs. These provisions vary by lease. Certain convenience store leases provide for the payment of rentals based solely on sales volume while others provide for payments, in addition to any established minimums, contingent upon the achievement of specified levels of sales volumes.

As of December 31, 2001, UDS had various time charters for ocean-going tankers and coastal vessels which expire on various dates through 2009. Two additional time charters will commence in mid to late summer 2002. Certain of these charters include renewal options and escalation clauses, which vary by charter. In addition, certain time charters provide for the payment of chartering fees which vary based on usage while others provide for payments, in addition to established minimums, contingent upon usage.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Future minimum rental payments applicable to non-cancelable operating leases and time charters as of December 31, 2001 are as follows (in millions):

        2002...............................................        $ 106.2
        2003...............................................           89.5
        2004...............................................           80.9
        2005...............................................           78.3
        2006...............................................           67.7
        Thereafter.........................................          166.1
                                                                   -------
            Gross minimum lease payments...................          588.7
        Less future minimum sublease rental income.........          (21.1)
                                                                   -------
            Net future minimum lease payments..............        $ 567.6
                                                                   =======

Rental expense, net of sublease rental income, for all operating leases consisted of the following:

                                                   YEARS ENDED DECEMBER 31,
                                             -----------------------------------
                                               2001         2000         1999
                                             ---------    ---------    ---------
                                                       (in millions)
        Minimum rental expense ...........   $    71.7    $    75.3    $    90.3
        Contingent rental expense ........        12.0         10.9          8.5
                                             ---------    ---------    ---------
          Gross rental expense ...........        83.7         86.2         98.8
        Less sublease rental income ......       (10.0)        (9.8)       (10.6)
                                             ---------    ---------    ---------
          Net rental expense .............   $    73.7    $    76.4    $    88.2
                                             =========    =========    =========

Charges to cost of products sold for marine freight time charters totaled $54.6 million, $61.9 million and $44.9 million for the years ended December 31, 2001, 2000 and 1999, respectively.

To accommodate UDS' convenience store construction program, UDS has three long-term operating lease arrangements which are summarized below:

                                                       FACILITY      AMOUNT DRAWN AT
                                                        AMOUNT       DECEMBER 31, 2001       EXPIRATION
                                                       --------      -----------------       ----------
                                                                (in millions)
        Total Lease................................      $  65.0         $   18.5            August 2002
        Jamestown Lease............................         76.2             76.2             July 2003
        Brazos Lease...............................        186.8            186.8           December 2003
                                                         -------         --------
                                                         $ 328.0         $  281.5
                                                         =======         ========

These lease arrangements have been used to construct or purchase convenience stores and to construct the headquarters in San Antonio, Texas. After their respective non-cancelable lease terms, the leases may be extended by agreement of the parties, or UDS may purchase or arrange for the sale of the convenience stores or the corporate headquarters. If UDS were unable to extend the lease or arrange for the sale of the properties to a third party at the respective expiration dates of the leases, the amount necessary to purchase the properties under the leases as of December 31, 2001 would be approximately $271.8 million. As of December 31, 2001, UDS has available capacity under the Total lease of $46.5 million.

In conjunction with the construction of a high-pressure gas oil hydrotreater at the Wilmington Refinery, UDS entered into a long-term contract for the supply of hydrogen, which expires in 2011. UDS also entered into a long-term contract for the supply of hydrogen to the Three Rivers Refinery, which expires in 2011. In conjunction with the acquisition of the Golden Eagle Refinery, a long-term contract for the supply of hydrogen was assumed, which expires in 2009. All three of the hydrogen contracts have take-or-pay provisions requiring monthly payments

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
totaling approximately $2.9 million, which are adjusted periodically based on certain market indices. UDS also has a commitment under a product supply arrangement to pay a reservation fee of approximately $10.4 million annually through June 2002.

Also in conjunction with the acquisition of the Golden Eagle Refinery, UDS assumed an operating lease for the MTBE facility located at the refinery, which expires in 2010. At the time of the acquisition, governmental regulations required that the use of MTBE blended gasolines be phased out by 2004. The Golden Eagle Refinery is completing various capital projects which will allow it to phase out MTBE effective December 31, 2002. Accordingly, a lease termination obligation for the MTBE facility lease of $36.1 million was accrued as part of the allocation of the purchase price. The lease termination obligation is included in accrued expenses and other current liabilities in the consolidated balance sheet as of December 31, 2001.

Pursuant to the terms of various agreements, UDS has agreed to indemnify the former owners of Ultramar, Inc. (UI) and CUC and certain of their affiliates for any claims or liabilities arising out of, among other things, refining and retail activities and litigation related to the operations of UI and CUC prior to their acquisition by UDS in 1992.

UDS is also a party to additional claims and legal proceedings arising in the ordinary course of business. UDS believes it is unlikely that the final outcome of any of the claims or proceedings to which it is a party would have a material adverse effect on its financial position, results of operations or liquidity; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on UDS' results of operations, financial position or liquidity.

NOTE 20: FINANCIAL INSTRUMENTS

Financial instruments consisted of the following:

                                                                              DECEMBER 31,
                                                          ----------------------------------------------------
                                                                    2001                        2000
                                                          -----------------------      -----------------------
                                                           CARRYING        FAIR        CARRYING         FAIR
                                                            AMOUNT        VALUE         AMOUNT         VALUE
                                                          ----------    ---------      --------      ---------
                                                                               (in millions)
       Cash and cash equivalents......................    $    338.8    $   338.8         197.1      $   197.1
       Non-current notes receivable...................          28.8         28.8          30.5           30.5
       Advance from Valero Energy Corporation.........        (703.0)      (703.0)           --             --
       Long-term debt, including current portion......      (1,272.5)    (1,257.0)     (1,661.5)      (1,674.0)
       Interest rate swap agreements:
         Receivable position..........................          19.1         19.1            --            1.8
         Payable position.............................          (1.3)        (1.3)           --             --
       Commodity contracts............................
         Asset position...............................          14.2         14.2           5.4           29.2
         Liability position...........................         (20.6)       (20.6)         (8.3)         (10.2)

Cash and cash equivalents as of December 31, 2001 and 2000 include $204.9 million and $126.6 million, respectively, of investments in marketable securities with maturities of less than three months. The investments are held to maturity and are stated at amortized cost, which approximates fair market value.

The aggregate carrying amount of non-current notes receivable approximated fair value as determined based on the discounted cash flow method.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The fair value of the fixed rate debt as of December 31, 2001 and 2000 was $1,219.5 million and $1,306.2 million, respectively (carrying amounts of $1,235.0 million and $1,293.7 million, respectively) and was estimated based on the quoted market price of similar debt instruments. The carrying amounts of the borrowings under the revolving credit agreements and money market facilities approximate fair value because these obligations generally bear interest at floating rates.

The fair value of interest rate swap agreements is determined based on the differences between the contract rate of interest and the rates currently quoted for agreements of similar terms and maturities.

The fair value of commodity futures and options contracts is based on quoted market prices. The fair value of commodity price and spread swap contracts is determined based on the differences between the contract rate of the swap and quoted market prices for contracts of similar terms.

UDS is subject to the market risk associated with changes in the market price of the underlying crude oil and refined products; however, these changes in values are generally offset by changes in the sales price of the related refined products.

UDS is exposed to credit risk in the event of nonperformance by the counterparties in all interest rate swap agreements, price swap contracts and foreign exchange contracts. Generally, UDS does not anticipate nonperformance by any of the counterparties; however to the extent nonperformance is expected, a provision to reduce the amount due from the counterparty is recorded. The amount of this exposure is generally the unrealized gains or losses on those contracts.

Other financial instruments, which potentially subject UDS to credit risk, consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the customer base and their dispersion across different geographic areas. As of December 31, 2001 and 2000, UDS had no significant concentrations of credit risk.

NOTE 21: DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

UDS is exposed to various market risks, including changes in interest rates, commodity prices related to crude oil, refined products and natural gas and foreign currency rates. To manage or reduce these market risks, interest rate swaps, commodity contracts and foreign exchange and purchase contracts are used.

Interest rate swap agreements are used to manage the exposure to interest rate risk on fixed-rate debt obligations.

Commodity futures and options contracts are used to procure a large portion of the crude oil requirements of the refineries and to hedge the exposure to crude oil, refined product, and natural gas price volatility. Commodity price and spread swap contracts are used to manage the exposure to price volatility related to forecasted purchases of crude oil, refined products and natural gas and sales of refined products.

The impact of adopting Statement No. 133, as amended, on January 1, 2001 was to record derivative assets of $25.6 million, derivative liabilities of $16.1 million and a cumulative effect adjustment to other comprehensive income of $13.3 million, net of income tax expense.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Derivative assets and liabilities consisted of the following as of December 31, 2001:

                                                                          DERIVATIVE        DERIVATIVE
                                                                            ASSETS         LIABILITIES
                                                                          ----------       -----------
                                                                                 (in millions)
        Derivative instruments designated as:
           Fair value hedge........................................           $ 19.1            $ 1.3
           Cash flow hedge.........................................              1.3               --
           Not designated..........................................             12.9             20.6

Included in other comprehensive income as of December 31, 2001 are $0.8 million of gains associated with the cash flow hedge, which will be reclassified into income during June 2002 when the forecasted transactions impact income.

For the year ended December 31, 2001, there was no net gain or loss recognized in the consolidated statement of income related to hedge ineffectiveness for fair value hedges or cash flow hedges, and no component of the derivative instruments' gain or loss from the assessment of hedge effectiveness was excluded. No amounts were recognized in income for hedged firm commitments no longer qualifying as fair value hedges.

The above transactions are non-cash items which were excluded from the consolidated statement of cash flows for the year ended December 31, 2001.

NOTE 22: BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

UDS has three reportable segments: Refining, Retail and Petrochemical/NGL. The Refining segment includes refinery, wholesale, product supply and distribution, and transportation operations. The Retail segment includes company-operated convenience stores, Canadian dealers/jobbers, cardlock and home heating oil operations. The Petrochemical/NGL segment includes income from Nitromite fertilizer, NGL marketing and certain NGL pipeline operations. Equity income from joint ventures is not included in operating income. Operations that are not included in any of the three reportable segments are included in the corporate category and consist primarily of corporate office expenditures.

The reportable segments are strategic business units that offer different products and services. They are managed separately as each business requires unique technology and marketing strategies. Performance is evaluated based on operating income and EBITDA which is defined as operating income plus depreciation and amortization and equity income from joint ventures less gain (plus loss) on sale of property, plant and equipment. EBITDA is a measure used for internal analysis and in presentations to analysts, investors and lenders. The calculation of EBITDA is not based on United States generally accepted accounting principles and should not be considered as an alternative to net income or cash flows from operating activities (which are determined in accordance with U.S. GAAP). This measure may not be comparable to similarly titled measures used by other entities as other entities may not calculate EBITDA in the same manner. Intersegment sales are generally derived from transactions made at prevailing market rates.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Total expenditures include capital expenditures, acquisition costs of refining and retail operations, net of cash acquired, and deferred refinery maintenance turnaround costs.

                                                                PETROCHEMICAL/
                                           REFINING    RETAIL        NGL       CORPORATE      TOTAL
                                          ---------   --------- -------------  ---------    ---------
                                                                (in millions)
YEAR ENDED DECEMBER 31, 2001:
Sales and other revenues from
   external customers .................   $10,382.6   $ 6,356.8   $   120.6    $      --    $16,860.0
Intersegment sales ....................     3,015.7          --          --           --      3,015.7
EBITDA ................................     1,245.3       180.7         5.3       (166.9)     1,264.4
Depreciation and amortization .........       190.8        74.3          --         12.7        277.8
Operating income (loss) ...............     1,060.2       100.2        (0.2)      (179.9)       980.3
Total assets ..........................     4,393.9     1,190.1       150.6        587.8      6,322.4
Total expenditures ....................       575.6       105.1          --         10.4        691.1

YEAR ENDED DECEMBER 31, 2000:
Sales and other revenues from
    external customers ................    10,273.3     6,625.1       162.7           --     17,061.1
Intersegment sales ....................     3,375.9          --         1.4           --      3,377.3
EBITDA ................................     1,022.0       172.7        21.4       (128.7)     1,087.4
Depreciation and amortization .........       170.6        70.2         0.9         11.4        253.1
Operating income (loss) ...............       846.3       104.5         2.1       (140.8)       812.1
Total assets ..........................     4,295.4     1,270.7       117.8        304.5      5,988.4
Total expenditures ....................       913.7        94.6          --         30.8      1,039.1

YEAR ENDED DECEMBER 31, 1999:
Sales and other revenues from
    external customers ................     7,921.0     5,883.2       135.1           --     13,939.3
Intersegment sales ....................     2,683.7         8.1          --           --      2,691.8
EBITDA ................................       615.8       202.0        19.5       (137.4)       699.9
Depreciation and amortization .........       168.2        67.8         1.4          3.4        240.8
Operating income (loss) ...............       358.6       202.5         3.5       (135.5)       429.1
Total assets ..........................     3,326.5     1,220.2       148.2        241.1      4,936.0
Total expenditures ....................       109.2        62.2         0.1         47.3        218.8

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

The following summarizes the reconciliation of reportable segment sales and other revenues, operating income, and assets to consolidated sales and other revenues, operating income and total assets:

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            2001         2000         1999
                                                          ---------    ---------    ---------
                                                                     (in millions)
    SALES AND OTHER REVENUES:
    Total sales for reportable segments ...............   $19,875.7    $20,438.4    $16,631.1
    Elimination of intersegment sales .................    (3,015.7)    (3,377.3)    (2,691.8)
                                                          ---------    ---------    ---------
         Consolidated sales and other revenues ........   $16,860.0    $17,061.1    $13,939.3
                                                          =========    =========    =========

    OPERATING INCOME:
    Total operating income for reportable segments ....   $ 1,160.2    $   952.9    $   564.6
    Other unallocated expenses ........................      (179.9)      (140.8)      (135.5)
                                                          ---------    ---------    ---------
         Consolidated operating income ................   $   980.3    $   812.1    $   429.1
                                                          =========    =========    =========


                                                    DECEMBER 31,
                                                -------------------
                                                  2001       2000
                                                --------   --------
                                                   (in millions)
    TOTAL ASSETS:
    Total assets for reportable segments ....   $5,734.6   $5,683.9
    Other unallocated assets ................      587.8      304.5
                                                --------   --------
         Consolidated total assets ..........   $6,322.4   $5,988.4
                                                ========   ========

Sales and other revenues from external customers by reportable segment by refined product were as follows:



                                                                      YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------
                                                                    2001        2000        1999
                                                                 ---------   ---------   ---------
                                                                            (in millions)
    REFINING:
      Gasoline and blendstocks ...............................   $ 5,934.1   $ 5,168.5   $ 4,987.7
      Distillates (diesel, jet fuel, heating oil, etc.) ......     3,336.0     3,922.3     2,278.5
      Petrochemicals .........................................       430.7       486.4       319.1
      Asphalt and lubes ......................................       453.9       457.0       270.0
      Other ..................................................       227.9       239.1        65.7
                                                                 ---------   ---------   ---------
                                                                  10,382.6    10,273.3     7,921.0
                                                                 ---------   ---------   ---------
    RETAIL:
      Fuel sales (gasoline and diesel) .......................     4,817.8     5,073.9     4,472.7
      Merchandise sales ......................................     1,487.6     1,505.0     1,186.9
      Home heating oil .......................................        51.4        46.2       223.6
                                                                 ---------   ---------   ---------
                                                                   6,356.8     6,625.1     5,883.2
    PETROCHEMICAL/NGL ........................................       120.6       162.7       135.1
                                                                 ---------   ---------   ---------
         Total sales and other revenues from
            external customers ...............................   $16,860.0   $17,061.1   $13,939.3
                                                                 =========   =========   =========

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Geographic information by country for sales and other revenues from external customers based on location of customer consisted of the following:

                                                           YEARS ENDED DECEMBER 31,
                                                     ---------------------------------
                                                       2001        2000         1999
                                                     ---------   ---------   ---------
                                                              (in millions)
    United States ................................   $13,247.3   $13,006.2   $11,140.2
    Canada .......................................     3,607.5     4,054.9     2,799.1
    Italy ........................................         5.2          --          --
                                                     ---------   ---------   ---------
      Consolidated sales and other revenues ......   $16,860.0   $17,061.1   $13,939.3
                                                     =========   =========   =========

Long-lived assets include property, plant and equipment, goodwill and refinery maintenance turnaround costs, net of related accumulated depreciation and amortization. Geographic information by country for long-lived assets consisted of the following:


                                                      DECEMBER 31,
                                                -----------------------
                                                  2001         2000
                                                ----------   ----------
                                                    (in millions)
    United States ...........................   $  3,735.0   $  3,424.4
    Canada ..................................        543.0        488.7
                                                ----------   ----------
    Consolidated  long-lived assets .........   $  4,278.0   $  3,913.1
                                                ==========   ==========

NOTE 23: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                   2001 QUARTERS
                                                          ---------------------------------------------------------------
                                                            FIRST        SECOND       THIRD       FOURTH         TOTAL
                                                          ----------   ----------   ----------   ----------    ----------
                                                                       (in millions, except per share data)
    Sales and other revenues ..........................   $  4,214.1   $  5,105.6   $  4,019.9   $  3,520.4    $ 16,860.0
    Cost of products sold and
     operating expenses ...............................      3,122.5      3,748.5      2,823.4      2,606.8      12,301.2
    Operating income ..................................        254.5        464.6        252.1          9.1         980.3
    Net income (loss) .................................        136.7        266.4        149.0        (17.1)        535.0

    Net income (loss) per share:
      Basic ...........................................   $     1.77   $     3.72   $     2.04   $    (0.23)   $     7.22
      Diluted .........................................   $     1.73   $     3.63   $     2.00   $    (0.23)   $     7.08

    Weighted average number of shares:
      Basic............................................       77.440       71.619       73.129       74.065        74.052
      Diluted..........................................       78.883       73.410       74.616       75.349        75.537

In March 2001, the No. 3 crude oil unit of the Golden Eagle Refinery was restarted which increased the refinery's capability to process more crude oil and increased the production of California Air Resource Board gasoline and diesel fuel. Refining operating costs were higher in the first and second quarters of 2001 due to higher fuel gas and electricity costs, which began increasing in 2000 as a result of higher crude oil and natural gas prices. During the third and fourth quarter of 2001, natural gas prices declined to more normal levels.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

Net income per share for the second quarter of 2001 increased due to higher refining margins, especially on the West Coast. Net income per share also increased as a result of a decrease in the number of outstanding shares of common stock as a result of the shares repurchased under the share buyback program (see Note 14: Stockholders' Equity).

During the fourth quarter of 2001, the refinery margins at all of UDS' refineries decreased significantly, due to declining demand and increased industry-wide inventory levels which negatively impacted wholesale and retail refined product prices. Also during the fourth quarter of 2001, significant refinery maintenance turnaround work began at both West Coast refineries and at the McKee Refinery, reducing production and income. UDS also incurred $14.2 million of costs associated with the acquisition of UDS by Valero.

                                                                    2000 QUARTERS
                                                -----------------------------------------------------
                                                 FIRST      SECOND     THIRD      FOURTH      TOTAL
                                                --------   --------   --------   -------- ---------
                                                    (in millions, except per share data)
    Sales and other revenues ................   $3,645.4   $4,009.5   $4,527.9   $4,878.3 $17,061.1
    Cost of products sold and
      operating expenses ....................    2,698.8    2,952.2    3,417.6    3,831.0  12,899.6
    Operating income ........................      139.1      236.7      240.0      196.3     812.1
    Net income ..............................       69.1      128.5      127.6      119.1     444.3

    Net income per share:
      Basic .................................   $   0.80   $   1.48   $   1.47   $   1.37 $    5.12
      Diluted ...............................   $   0.80   $   1.47   $   1.47   $   1.37 $    5.11

    Weighted average number of shares
     (in thousands):
      Basic .................................     86.713     86.767     86.794     86.816    86.773
      Diluted ...............................     86.814     87.024     87.003     87.205    87.002

On August 31, 2000, UDS acquired the Golden Eagle Refinery from Tosco Corporation and on September 29, 2000, UDS purchased Valley Shamrock, which resulted in increased net income in the third and fourth quarters of 2000.

In December 2000, UDS settled an appeal with the IRS related to tax issues for the years 1988 through 1994. The appeal was resolved favorably and a tax refund was received of $12.5 million plus interest of $6.1 million, or $0.19 per basic share.

NOTE 24: SUBSEQUENT EVENTS

DIAMOND-KOCH, L.P.

In the latter part of 2001, Koch Industries, Inc. and UDS, both 50% partners in the Diamond-Koch, L.P. joint venture, decided to sell the four operating assets of Diamond-Koch and began soliciting bids from interested parties. As of December 31, 2001, the equity investment in Diamond-Koch has been reclassified to asset held for sale in the consolidated balance sheet.

The four operating assets include the following:

o propane / propylene splitter facility and related distribution pipeline and terminal;

o hydrocarbon storage facilities;

o natural gas liquids fractionator facility; and

o natural gas liquids gathering and pipeline system.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION

On January 16, 2002, Diamond-Koch entered into a purchase and sale agreement with Enterprise Products Texas Operating L.P. for the sale of the hydrocarbon storage facilities for $129.3 million, of which $64.7 million was distributed to UDS in January 2002.

On January 31, 2002, Diamond-Koch entered into an asset purchase and sale agreement with Enterprise Products Operating L.P. for the sale of the propane/propylene splitter facility and related distribution pipeline and terminal for $238.5 million, of which $119.3 million was distributed to UDS in February 2002.

On March 1, 2002, Diamond-Koch entered into a purchase and sale agreement with Teppco Partners, L.P. for the sale of the natural gas liquids gathering and pipeline system for $132.0 million, of which $66.0 million was distributed to UDS in March 2002.

Diamond-Koch is in the process of finalizing negotiations with purchasers for the remaining two assets and expects to complete those sales no later than April 2002.

SALE AND PURCHASE AGREEMENT WITH TESORO

In conjunction with the acquisition of UDS by Valero, the consent decree, approved by the FTC in December 2001, required Valero to divest of certain UDS assets. In February 2002, Ultramar, Inc. (now a subsidiary of Valero) and Tesoro Refining and Marketing Company (Tesoro) entered into a sale and purchase agreement whereby Tesoro will acquire the Golden Eagle Refinery and associated wholesale marketing operation in Northern California and the network of 70 convenience stores located in the northern half of California. The total purchase price of $1.1 billion includes an estimated $130.0 million for the crude oil and refined product inventories and the assumption of various employee benefit and lease obligations, but excludes other working capital items.

VALERO L.P.

On January 22, 2002, Valero L.P. declared a quarterly partnership distribution of $0.60 per unit payable on February 14, 2002 to unitholders of record on February 1, 2002. The total distribution is expected to be approximately $11.8 million of which $3.1 million is payable to minority unitholders.

CONTINGENCY

In January 2002, Union Oil Company of California (Unocal) filed a patent infringement lawsuit against Valero (in its capacity as the surviving entity in the merger of UDS into Valero) in California federal court. The complaint seeks a 5.75 cents per gallon royalty on all reformulated gasoline infringing on Unocal's `393 and `126 patents. These patents cover certain compositions of cleaner-burning gasoline. The complaint seeks treble damages for Valero's and UDS' alleged willful infringement of Unocal's patents. In a previous lawsuit, Unocal prevailed against five other major petroleum refiners involving the `393 patent. In August 2001, the FTC announced that it would begin an antitrust investigation concerning Unocal's conduct with a joint industry research group during the time that Unocal was prosecuting its patent at the U.S. Patent and Trademark Office (PTO). The FTC could potentially issue an injunction against Unocal's enforcement of its patents as a result of the investigation. In 2001, the PTO began a reexamination of Unocal's `393 patent, and in January 2002, the PTO issued a notice of rejection of all claims of the `393 patent. Unocal has the opportunity to respond to the PTO's action. Also in January 2002, the PTO reversed an earlier denial and began a reexamination of Unocal's `126 patent. Both reexaminations could affect the scope and validity of the patents. Notwithstanding the judgement against the other petroleum refiners in the previous litigation, UDS believes that it has several strong defenses to Unocal's lawsuit, including those arising from Unocal's misconduct, and UDS believes that it will prevail in the lawsuit. However, due to the inherent uncertainty of litigation, there can be no assurance that UDS would prevail and an adverse result could have a material adverse effect on UDS' results of operations and financial position.